EXHIBIT 10.1


                          SECURITIES PURCHASE AGREEMENT

          This SECURITIES Purchase Agreement (the "Agreement") is made as of August 8, 2000, by and among Sentry Technology Corporation, a Delaware corporation (the "Company"), and Dutch A&A Holding, B.V., a Netherlands corporation (the "Purchaser").

          WHEREAS, the Company desires to issue and sell to the Purchaser and the Purchaser desires to acquire on the terms and subject to the conditions set forth in this Agreement the number of shares of the Company's Common Stock, par value $.001 per share (the "Common Stock") set forth herein.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement the parties hereto agree as follows:

          1. CERTAIN DEFINITIONS. The following terms have the meanings specified in this Section 1:

          "AVERAGE MARKET VALUE" - The Average Market Value of the Common Stock shall be determined by multiplying (a) the weighted average number of shares of Common Stock outstanding (including in such number any shares which are issuable upon the exercise of vested "in-the-money" stock options, if any), by (b) the closing sale price of the Common Stock as quoted on the OTC Bulletin Board, or if none then the average of the closing bid and closing asked prices, if available, of the Common Stock as quoted on the OTC Bulletin Board, or in either case as published or quoted on the security industry "pink sheets" if the Common Stock is not quoted on the OTC Bulletin Board on the relevant day.

          "AMENDED AND RESTATED CERTIFICATE OF AMENDMENT" - The Amended and Restated Certificate of Incorporation of the Company, substantially in the form annexed hereto as Exhibit A, pursuant to which (i) the number of shares of Common Stock, par value $0.001 per share, which the Company is authorized to issue will be increased to 140,000,000 shares, and (ii) the outstanding shares of the Company's Class A Preferred Stock, par value $0.001 per share, will be reclassified as shares of Common Stock at the rate of five (5) shares of Common Stock for each share of Class A Preferred Stock outstanding.

          "CONTINUING DIRECTORS" - shall mean initially two Directors designated by the Company's Board of Directors prior to the Initial Closing. In the event of the death or resignation of a Continuing Director, the remaining Continuing Director shall designate a replacement for such Director.

          "DGCL" - means Delaware General Corporation Law.

          "DISTRIBUTION AGREEMENT" - shall mean the Distribution Agreement, substantially in the form annexed hereto as Exhibit B, to be dated the Initial Closing Date, between the Company and the Purchaser pursuant to which the products and services of each party will be made available to the other for distribution and sale in accordance with the terms thereof.

          "FIRST ANNIVERSARY DATE; SECOND ANNIVERSARY DATE" - The first or second (as the case may be) anniversary of the Initial Closing Date, or if such day falls on a Saturday, Sunday or other legal holiday in the State of New York, the first business day thereafter.

          "INITIAL CLOSING" - The closing of the sale of the Initial Shares to the Purchaser on the Initial Closing Date, pursuant to Section 2.2.(a) of this Agreement.

          "INITIAL CLOSING DATE" - The date on which the Special Meeting concludes and the Amended and Restated Certificate is filed with the Secretary of State of the State of Delaware, or such other date as the parties may agree.

          "MATERIAL ADVERSE EFFECT" - means, with respect to any Person, any change or effect which is materially adverse to the financial condition or results of operations of such Person and its subsidiaries, taken as a whole, excluding in all cases: (i) events or conditions generally affecting the industry in which such Person and its subsidiaries operate or arising from changes in general business or economic conditions; (ii) any effect resulting from any change in law or generally accepted accounting principles from the date of this Agreement, which effects generally entities such as such Person; (iii) events resulting directly from the execution and/or announcement of this Agreement, including, without limitation, the cancellation or postponement of customer orders or the absence of customer sales during the pendency of the Agreement; and (iv) any effect resulting from compliance by such Person with the terms of this Agreement.

          "PERSON" - means any natural person, corporation, limited liability company, partnership, unincorporated organization or other entity.

          "PROXY STATEMENT/PROSPECTUS" and "REGISTRATION STATEMENT" shall have the meaning set forth in Section 8.9 hereof.

          "SCHEDULE 8.13 OPTIONS" shall mean the employee stock options set forth on Schedule 8.13 annexed hereto.

          "SPECIAL MEETING" - The annual or special meeting of stockholders of the Company called for the purpose of considering, among other things, the proposal to (i) approve the Amended and Restated Certificate and (ii) elect the Purchaser's nominees to the Board of Directors.

          "SUBSEQUENT CLOSING" - A closing of a sale of additional shares of Common Stock pursuant to Section 2.2(b) or 2.2(c) of this Agreement.

          "SUBSIDIARY" - of any Person means any other corporation or entity of which such Person owns, directly or indirectly, stock or other equity interests having a majority of the votes entitled to be cast in the election of directors of such corporation or entity under ordinary circumstances or of which such Person owns a majority beneficial interest.

          "TRANSACTION AGREEMENTS" this Agreement and the Distribution Agreement, as the same shall have been amended from time to time.

          2. AUTHORIZATION AND SALE OF THE SHARES.

               2.1 SALE OF THE SHARES. Subject to the terms and conditions set forth in this Agreement, and in reliance upon the representations, warranties and agreements contained herein, the Company will issue and sell to the Purchaser and Purchaser will purchase from the Company, shares of Common Stock, as follows:

               2.2 (a) INITIAL SALE. At the Initial Closing the Company will issue and sell to the Purchaser, and the Purchase will purchase from the Company, such number of shares of Common Stock as shall increase the total number of shares of Common Stock acquired hereunder by the Purchaser to 37.5% of the Common Stock to be outstanding upon the closing of the Initial Sale, calculated without giving effect to the exercise of Schedule 8.13 Options set forth on Schedule 8.13 (whether or not such options have been exercised or are still outstanding at the time of such closing), and calculated without giving effect to unexercised stock options or warrants outstanding at the time of such closing ("Initial Shares"). The purchase price for the Initial Shares shall be $3.0 million, and shall be paid by certified check or by wire transfer, as follows: $2.0 million shall be paid at the Initial Closing, and $1.0 million shall be paid six months after the Initial Closing (or the first business day thereafter, if such day falls on a Saturday, Sunday or other legal holiday in the State of New York).

               2.2 (b) ADDITIONAL PURCHASE RIGHT. (A) At any time prior to the First Anniversary Date, subject only to the conditions set forth in subsection
(B) hereof, the Purchaser may elect to purchase from the Company such number of shares of Common Stock as shall increase the total number of shares of Common Stock acquired hereunder by the Purchaser to 51% of the Common Stock to be outstanding upon the closing of the sale, calculated without giving effect to the exercise of Schedule 8.13 Options set forth on Schedule 8.13 (whether or not such options have been exercised or are still outstanding at the time of such additional closing), and calculated without giving effect to the exercise of any unexercised stock options or warrants outstanding at the time of such additional closing. The purchase price for such shares shall be determined as follows:

          (I) If the Average Market Value of the Common Stock measured over any ten-day trading period during the one year preceding the First Anniversary Date is at least $15.0 million, the purchase price shall be determined by multiplying the actual number of shares to be purchased, as calculated above, by $.001; or

          (II) otherwise the purchase price shall be $1.5 million.

               (B) The obligation of the Company to sell additional shares of Common Stock pursuant to this Section 2.2(b) shall be subject to the condition that Purchaser shall have performed in all material respects its obligations under the Transaction Agreements.

              2.2(c) SECOND ADDITIONAL PURCHASE RIGHT. (A) At any time on or prior to the Second Anniversary Date, subject only to the conditions set forth in Subsection (B) hereof, the Purchaser may elect to purchase from the Company such number of shares of Common Stock as shall increase the total number of shares of Common Stock acquired hereunder by the Purchaser to 60% of the Common Stock to be outstanding upon the closing of the sale, calculated without giving effect to the exercise of Schedule 8.13 Options set forth on Schedule 8.13 (whether or not such options have been exercised or are still outstanding at the time of such additional closing), and calculated without giving effect to unexercised stock options or warrants outstanding at the time of such additional closing. The purchase price for such shares shall be determined as follows:

          (I) If the Average Market Value of the Common Stock measured over any ten-day trading period during the two years preceding the Second Anniversary Date is at least $25.0 million, the purchase price shall be determined by multiplying the actual number of shares to be purchased, as calculated above, by $.001; or

          (II) if the Purchaser acquired additional shares pursuant to Section 2.2(b) but the Average Market Value test set forth in 2.2(c)(I) is not met, then the purchase price shall be $3.5 million; or

          (III) otherwise the purchase price shall be $5.0 million.

               (B) The obligation of the Company to sell additional shares of Common Stock pursuant to this Section 2.2(c) shall be subject to the condition that Purchaser shall have performed in all material respects its obligations under the Transaction Agreements.

               2.2(d) NOTICE OF ELECTION. In the event Purchaser determines to purchase shares of Common Stock pursuant to Section 2.2(b) or (c) hereof, Purchaser shall give written notice thereof to the Company within 20 business days after the First or Second Anniversary Date or after the conclusion of the relevant trading period, whichever the case may be.

          3. CLOSING; DELIVERY.

               3.1 INITIAL CLOSING AND SUBSEQUENT CLOSINGS. The Initial Closing shall be held at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038-4982, at 10:00 a.m., New York City time, on the Initial Closing Date. Any Subsequent Closing shall be held at the office of the Company five business days after the Purchaser shall have given notice of its election to effect the Subsequent Closing.

               3.2 DELIVERY. At the Initial Closing and at any Subsequent Closing, the Company shall deliver to Purchaser one or more certificates, in such denominations and registered in the Purchaser's name, representing in the aggregate the number of shares of Common Stock which the Purchaser is purchasing from the Company, against payment of the purchase price therefor by certified check or by wire transfer of same day funds.

          4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the Company's disclosure schedule delivered to the Purchaser in connection with this Agreement (the "the Company Disclosure Schedule"), the Company hereby represents and warrants to the Purchaser as follows:

               4.1 ORGANIZATION AND QUALIFICATION. Each of the Company and its subsidiaries (a) is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (b) has requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (c) is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing or to have such power or authority would not have a Material Adverse Effect on the Company. True and complete copies of the Certificate of Incorporation and the By-Laws, as amended to date, of the Company and its subsidiaries have been made available to the Purchaser.

               4.2 CAPITALIZATION. (a) The authorized capital stock of the Company presently consists of 40,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.001 per share. As of the date of this Agreement, (i) 9,750,760 shares of Common Stock are issued and outstanding, (ii) 1,857,056 shares of Common Stock are reserved for issuance pursuant to outstanding stock options, 362,177 shares of Common Stock are reserved for issuance in respect of future grants of stock options, and 100,000 shares of Common Stock are reserved for issuance pursuant to outstanding warrants, (iii) 5,333,334 shares of Class A Preferred Stock are issued and outstanding, (iv) 380,056 shares of Class A Preferred Stock are reserved for issuance pursuant to outstanding stock options and (v) an indeterminate number of shares of Series B Junior Participating Preferred Stock are reserved for issuance in connection with the Company's Shareholder Rights Plan. All outstanding shares of Common Stock and Class A Preferred Stock are validly issued, fully paid and nonassessable. No shares of Series B Junior Participating Preferred Stock are outstanding. The Common Stock is not subject to preemptive rights. Except as disclosed in the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, rights, commitments or any other agreements to which the Company is a party or by which the Company is bound which obligate the Company to (i) issue, deliver or sell or cause to be issued, delivered or sold any additional shares of Common Stock, Class A Preferred Stock or any other capital stock of the Company or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any such shares or (ii) purchase, redeem or otherwise acquire any shares of Common Stock, Class A Preferred Stock and any other capital stock of the Company.

               (b) Upon the filing of the Amended and Restated Certificate, the authorized capital stock of the Company will consist of 140,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.001 per share. At that time (assuming no stock options outstanding on the date hereof will have been exercised), (i) 38,417,420 shares of Common Stock will be issued and outstanding, (ii) 3,957,336 shares of Common Stock will be reserved for issuance pursuant to outstanding stock options, (iii) 362,177 shares of Common Stock will be reserved for issuance in respect of future grants of stock options, (iv) 100,000 shares of Common Stock will be reserved for issuance pursuant to outstanding warrants and (iii) an indeterminate number of shares of Series B Junior Participating Preferred Stock will be reserved for issuance in connection with the Company's Shareholders Rights Plan. No shares of Series B Junior Participating Preferred Stock will be outstanding.

               (c) Except as set forth in the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the outstanding shares of or other interests in each of its subsidiaries, which subsidiaries are listed in Section 4.2(c) of the Company Disclosure Schedule. Each of the outstanding shares of capital stock of each of the Company's subsidiaries has been duly authorized, is validly paid and nonassessable, and except as set forth on the Company Disclosure Schedule, is owned, directly or indirectly, by the Company, free and clear of all liens, pledges, security interests, claims or other encumbrances, except for such liens, pledges, security interests, claims or encumbrances that would not have a Material Adverse Effect on the Company.

               (d) Except as set forth in Section 4.2 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

               (e) There are no voting trusts or shareholder agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

               4.3 AUTHORIZATION AND VALIDITY OF AGREEMENT. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof (subject to the approval of the Amended and Restated Certificate by the holders of a majority of the outstanding shares of Common Stock, and by the holders of two-thirds of the outstanding shares of Class A Preferred Stock, each voting as a class, and the filing and recordation of the Amended and Restated Certificate as required by the DGCL). The Company's Board of Directors (the "the Company Board") has duly authorized the execution, delivery and performance of this Agreement by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby (other than the aforementioned approval of the Amended and Restated Certificate by the stockholders of the Company). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding obligation of the Purchaser, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               4.4 CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will require on the part of the Company any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) as may be required in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) pursuant to the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and state securities or "blue sky" laws and state takeover laws, (iii) the filing of the Amended and Restated Certificate pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, (iv) as set forth in Section 4.4 of the Company Disclosure Schedule or (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect on the Company or prevent the consummation of the transactions contemplated hereby.

               4.5 NO VIOLATION. Except as set forth in Section 4.5 of the Company Disclosure Schedule, assuming the Amended and Restated Certificate has been duly approved by the stockholders of the Company as set forth above, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or violate the Certificate of Incorporation, as so amended, or the By-Laws of the Company or any of its subsidiaries, (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any lien, charge or other encumbrance on any assets or property of the Company or any of its subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company, any of its subsidiaries, or any of their respective assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which would not have a Material Adverse Effect on the Company or prevent the consummation of the transactions contemplated hereby or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their respective assets and properties, except for such violations which would not have a Material Adverse Effect on the Company or prevent the consummation of the transactions contemplated hereby.

               4.6 SEC REPORTS; FINANCIAL STATEMENTS. (a) Since February 12, 1997, the Company has filed with the Securities and Exchange Commission (the "SEC") all forms, reports, schedules, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act, the Securities Act and the SEC's rules and regulations thereunder (collectively, the "the Company SEC Documents"). The Company SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed, or in the case of registration statements on their respective effective dates, (i) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder and (ii) did not at the time filed (or, in the case of registration statements, at the time of effectiveness), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

               (b) Each of the consolidated financial statements of the Company (including any related notes thereto) included in the Company SEC Documents (excluding the Company SEC Documents described in Section 4.7 hereof) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period involved (except as may be indicated in such financial statements or in the notes thereto or, in the case of unaudited financial statements, as permitted by the requirements of Form 10-Q) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal year-end adjustments and the absence of footnotes) the financial position of the Company as of the dates thereof and the results of the Company's operations and cash flows for the periods presented therein.

               4.7 PROXY STATEMENT/PROSPECTUS. None of the information to be included in the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, and at the time of the Special Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information to be included in the Registration Statement or any amendments thereto, at the time the Registration Statement becomes effective (or in the case of a post-effective amendment, at the time such amendment becomes effective) will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in the Proxy Statement/Prospectus based on information supplied by or on behalf of the Purchaser or any of Purchaser's affiliates specifically for inclusion therein.

               4.8 COMPLIANCE WITH LAW. Except as set forth in Section 4.8 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in violation of any applicable statute, rule, regulation, decree or order of any governmental or regulatory authority applicable to the Company or its subsidiaries, except for violations which would not have a Material Adverse Effect on the Company. Except as set forth in Section 4.8 of the Company Disclosure Schedule or as contemplated or permitted by this Agreement, the Company and its subsidiaries hold all permits, licenses, exemptions, orders and approvals of governmental and regulatory authorities necessary for the conduct of their respective businesses, as now being conducted, except where the failure to hold permits, licenses, exemptions, orders and approvals would not have a Material Adverse Effect on the Company.

               4.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed in Section
4.9 of the Company Disclosure Schedule, since December 31, 1999 through the date of this Agreement, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course and there has not been (a) any changes which could have a Material Adverse Effect on the Company; (b) any declaration, setting aside or payment of any dividend or payment in cash, stock or property or other distribution with respect to the Company's capital stock;
(c) any reclassification, combination, split, subdivision, redemption, purchase or other acquisition, directly or indirectly, of any of the Company's capital stock; (d) any material change in the Company's accounting principles, practices or methods; or (e) any material alteration in the character or conduct of the Company's business.

               4.10 NO UNDISCLOSED LIABILITIES. Except (a) for liabilities incurred in the ordinary course of business, (b) liabilities incurred in connection with the transactions contemplated by this Agreement, (c) liabilities which would not have a Material Adverse Effect on the Company and (d) as set forth on the Company Disclosure Schedule, from December 31, 1999 until the date of this Agreement, the Company and its subsidiaries had not incurred any material liabilities that would be required to be reflected in or reserved against a consolidated balance sheet of the Company prepared in accordance with generally accepted accounting principles.

               4.11 LITIGATION. Except as set forth on the Company Disclosure Schedule, there are no claims, actions, proceedings or governmental investigations pending, nor has the Company or any of its subsidiaries received notice of any threatened claims, actions, proceedings or governmental investigations against the Company or any of its subsidiaries by or before any court or other governmental or regulatory body, which, if adversely determined, would have a Material Adverse Effect on the Company. Neither the Company or any of its subsidiaries nor their respective assets is subject to any outstanding and unsatisfied order, writ, judgment, injunction or decree which would have a Material Adverse Effect on the Company.

               4.12 EMPLOYEE BENEFIT MATTERS. All employee benefit plans and other benefit arrangements covering employees of the Company and its subsidiaries (the "the Company Benefit Plans") are listed in Section 4.12 of the Company Disclosure Schedule. True and complete copies of the Company Benefit Plans have been made available to the Purchaser. To the extent applicable, the Company Benefit Plans comply in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, except as disclosed in Section 4.12(a) of the Company Disclosure Schedule, and any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified. No Company Benefit Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither the Company nor any entity under "common control" with the Company within the meaning of Section 4001 of ERISA has contributed to, or been required to contribute to, any "multi-employer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA).

               4.13 TAXES. Except as set forth on the Company Disclosure Schedule, the Company and each of its subsidiaries (a) have filed all federal, state and foreign tax returns required to be filed by the Company or any of its subsidiaries for tax years ended prior to the date of this Agreement, except for those tax returns the failure of which to file would not have a Material Adverse Effect on the Company or for which requests for extensions have been timely filed, and all such returns are complete in all material respects, (b) have paid or accrued all taxes shown to be due and payable on such returns, (c) have accrued all such taxes for such periods subsequent to the periods covered by such returns ending on or prior to the date hereof and (d) have "open" years for federal income tax returns only as set forth on the Company Disclosure Schedule. There are no liens for taxes on the assets of the Company or any of its subsidiaries, except for liens that would not have a Material Adverse Effect on the Company, and there is no pending, nor has the Company or any of its subsidiaries received notice of any threatened, tax audit, examination, refund litigation or adjustment in controversy which, if determined adversely, would have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of taxes.

               4.14 INTELLECTUAL PROPERTY. The Company and its subsidiaries own or possess rights in all patents, trademarks, tradenames, copyrights and other intellectual property rights used in or necessary for the conduct of the businesses of the Company and its subsidiaries as now operated (collectively, "the Company Intellectual Property"), except where the failure to own or possess any such the Company Intellectual Property would not have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has received any notice that the products of the Company and its subsidiaries, or the use thereof, violate, infringe or otherwise conflict with the Intellectual Property of third parties, except for such violations, infringements or conflicts that would not have a Material Adverse Effect on the Company or as disclosed on Section 4.14 of the Company Disclosure Schedule.

               4.15 LABOR MATTERS. Neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the senior executive officers of the Company, threatened against the Company or any of its subsidiaries relating to their respective businesses, except for any such proceeding that would not have a Material Adverse Effect on the Company.

               4.16 BROKERS AND FINDERS. Except as set forth on Schedule 4.16, no broker, finder or investment bank has acted directly or indirectly for the Company, nor has the Company incurred any obligation to pay any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby.

          5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants to the Company as follows:

               5.1 ORGANIZATION AND QUALIFICATION. The Purchaser is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

               5.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The Purchaser's Directors have duly authorized the execution, delivery and performance of this Agreement by the Purchaser, and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               5.3 CONSENTS AND APPROVALS. Except as set forth in the Purchaser's disclosure schedule delivered to the Company in connection with this Agreement (the "Purchaser Disclosure Schedule"), neither the execution and delivery of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby will require on the part of the Purchaser any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) as may be required in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) pursuant to the applicable requirements of the Securities Act, the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or (iii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect on the Purchaser or prevent the consummation of the transactions contemplated hereby.

               5.4 NO VIOLATION. Except as set forth in the Purchaser Disclosure Schedule, neither the execution and delivery of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby will (a) conflict with or violate the Certificate of Incorporation or By-Laws of the Purchaser or any of its subsidiaries, (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any lien, charge or other encumbrance on any assets or property of the Purchaser or any of its subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which the Purchaser or any of its subsidiaries is a party or by which the Purchaser, any of its subsidiaries, or any of their respective assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which would not have a Material Adverse Effect on the Purchaser or prevent the consummation of the transactions contemplated hereby or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser, any of its subsidiaries or any of their respective assets and properties, except for such violations which would not have a Material Adverse Effect on the Purchaser or prevent the consummation of the transactions contemplated hereby.

               5.5 PROXY STATEMENT/PROSPECTUS. None of the information supplied by the Purchaser to be included in the Proxy Statement/Prospectus or the Registration Statement will, in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, and at the time of the Special Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

               5.6 LITIGATION. Except as set forth in the Purchaser Disclosure Schedule, there are no claims, actions, proceedings or governmental investigations pending, nor has the Purchaser or any of its subsidiaries received notice of any threatened claims, actions, proceedings or governmental investigations against the Purchaser or any of its subsidiaries by or before any court or other governmental or regulatory body, which, if adversely determined, would have a Material Adverse Effect on the Purchaser. Neither the Purchaser or any of its subsidiaries nor their respective assets is subject to any outstanding and unsatisfied order, writ, judgment, injunction or decree which would have a Material Adverse Effect on the Purchaser.

               5.7 BROKERS AND FINDERS. Except as has been disclosed to the Company, no broker, finder or investment bank has acted directly or indirectly for the Purchaser, nor has the Purchaser incurred any obligation to pay any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby.

               5.8 FINANCIAL CAPABILITY. At the Initial Closing the Purchaser will have sufficient working capital or readily available funds sufficient to pay the purchase price of the Initial Shares. The Purchaser has received one or more letters from recognized financial advisors to the effect that such advisor is confident that Purchaser can obtain at or before the Initial Closing funds sufficient to, among other things, acquire the Initial Shares. At or prior to the effective time of the Proxy Statement/Prospectus the Purchaser shall furnish to the Company a letter from a recognized financial advisor specifically to the effect that such advisor is confident that Purchaser can obtain at or before the Initial Closing funds sufficient to acquire the Initial Shares.

          6. CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The Purchaser's obligation to purchase the Initial Shares at the Initial Closing is subject to the fulfillment to the Purchaser's satisfaction, or waiver thereof in writing, on or prior to the Initial Closing Date of each of the following conditions:

               6.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Initial Closing Date with the same force and effect as if they had been made on and as of the Initial Closing Date.

               6.2 PERFORMANCE. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Initial Closing Date shall have been performed or complied with in all material respects.

               6.3 COMPLIANCE CERTIFICATE. The Company shall have delivered to the Purchaser a certificate of an officer of the Company, dated the Initial Closing Date, certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.2 hereof.

               6.4 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings of the Company in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser.

               6.5 AUTHORIZATIONS. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required to be obtained by the Company in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Initial Closing.

               6.6 AMENDED AND RESTATED CERTIFICATE. The Amended and Restated Certificate shall have been filed with the Secretary of State of the State of Delaware and the Purchaser's nominees shall have been elected directors of the Company at the Special Meeting to terms satisfactory to Purchaser (up to three years); provided, however, that the approval by the Company's stockholders of the proposal to adopt the new Article Twelfth or otherwise to rescind the classified Board provisions of the Company's Amended and Restated Certificate of Incorporation shall not be a condition to Purchaser's obligations hereunder.

               6.7 TRANSACTION AGREEMENTS. The Company shall have executed the other Transaction Agreements.

               6.8 NO INJUNCTION. No federal or state governmental or regulatory body or court of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order which is in effect and which prohibits, enjoins or otherwise restrains the consummation of the Initial Closing; provided, that the parties shall use commercially reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted.

               6.9 REGISTRATION STATEMENT. The Registration Statement as hereinafter defined in Section 8.9 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Common Stock to be issued pursuant hereto or pursuant to the Amended and Restated Certificate shall have been received.

               6.10 OPINION OF COUNSEL. The Company shall have delivered to the Purchaser an opinion of counsel to the Company in form and substance reasonably satisfactory to the Purchaser.

               6.11 OTHER CONDITIONS. (a) The Company shall have obtained the written consent of GE Capital Corporation to the execution, delivery and performance of this Agreement and to the transactions contemplated hereby; (b) the Company and NOG (NY) QRS 12-23, Inc. shall have entered into an amendment to the lease dated December 24, 1996, as amended, in substance satisfactory to the Purchaser, in its sole judgment; provided, however that this condition shall not apply if Purchaser's dissatisfaction relates solely to current rent payable under the lease or to similar current rent-related economic terms; (c) a petition of bankruptcy shall not have been filed by the Company or any of its subsidiaries; and (d) an involuntary petition of bankruptcy with respect to the Company or any of its subsidiaries shall not have been filed and not been dismissed prior to the Initial Closing; provided, however, that in such event the Company shall have the unilateral right to extend the date of the Initial Closing to a date not more than thirty (30) business days following the Special Meeting.

          7. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The Company's obligation to sell the Initial Shares at the Initial Closing is subject to the fulfillment to its satisfaction, or waiver thereof in writing, on or prior to the Initial Closing Date of each of the following conditions:

               7.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Purchaser in Section 5 hereof shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Initial Closing Date with the same force and effect as if they had been made on and as of the Initial Closing Date.

               7.2 PERFORMANCE. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Purchaser on or prior to the Initial Closing Date shall have been performed or complied with in all material respects.

               7.3 COMPLIANCE CERTIFICATE. The Purchaser shall have delivered to the Company a certificate of an officer of the Purchaser, dated the Initial Closing Date, certifying to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof.

               7.4 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings of the Purchaser in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Company.

               7.5 AUTHORIZATIONS. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required to be obtained by the Purchaser in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Initial Closing.

               7.6 AMENDED AND RESTATED CERTIFICATE; ELECTION OF DIRECTORS. The Amended and Restated Certificate shall have been filed with the Secretary of State of the State of Delaware, and the Purchaser's nominees shall have been elected directors of the Company at the Special Meeting; provided, however, that the approval by the Company's stockholders of the proposal to adopt the new Article Twelfth or otherwise to rescind the classified Board provisions of the Company's Amended and Restated Certificate of Incorporation shall not be a condition to Company's obligations hereunder.

               7.7 TRANSACTION AGREEMENTS. The Purchaser shall have executed the other Transaction Agreements.

               7.8 NO INJUNCTION. No federal or state governmental or regulatory body or court of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order which is in effect and which prohibits, enjoins or otherwise restrains the consummation of the Initial Closing; provided, that the parties shall use commercially reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted.

               7.9 REGISTRATION STATEMENT. The Registration Statement shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Common Stock to be issued pursuant hereto or pursuant to the Amended and Restated Certificate shall have been received.

               7.10 PAYMENT OF PURCHASE PRICE. The Purchaser shall have delivered to the Company the purchase price for the Initial Shares and as set forth in Section 2.2 hereof.

               7.11 OPINION OF COUNSEL. The Purchaser shall have delivered to the Company an opinion of counsel to the Purchaser in form and substance reasonably satisfactory to the Company.

               7.12 OPINION OF FINANCIAL ADVISOR. The Company's Board of Directors shall have received on or before 5:00 P.M. on Eastern Time August 21, 2000, from a financial advisor to be selected by the Company's Board of Directors, such advisor's opinion to the effect that, as of the date of this Agreement, the transactions contemplated by the Transaction Documents are fair, from a financial point of view, to the stockholders of the Company.

          8. COVENANTS.

               8.1 CONDUCT OF THE BUSINESS OF THE COMPANY PENDING THE INITIAL CLOSING. From the date hereof until the Initial Closing, the Company shall use commercially reasonable efforts to conduct its business in all material respects only in the ordinary course consistent with past practice, and to preserve intact its business organization and keep available the services of its present key officers and employees (provided, that to satisfy the foregoing obligation, the Company shall not be required to make any payments or enter into or amend any contractual arrangements or understandings, except in the ordinary course of business consistent with past practice). Except as otherwise required by applicable law or as set forth in Section 8.1 of the Company Disclosure Schedule, the Company shall not, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld):

               (a) amend its Certificate of Incorporation or By-Laws;

               (b) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of its capital stock, or reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

               (c) issue, grant, sell or pledge or agree to or authorize the issuance, grant, sale or pledge of any shares of, or rights of any kind to acquire any shares of, its capital stock other than Common Stock issuable upon the exercise of stock options or warrants;

               (d) acquire, sell, transfer, lease or encumber any material assets except in the ordinary course of business;

               (e) adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization;

               (f) grant any severance or termination pay to, or enter into any employment agreement with, any of its executive officers or directors;

               (g) increase the compensation payable or to become payable to its executive officers or employees, enter into any contract or other binding commitment in respect of any such increase (other than pursuant to a Company Benefit Plan or policy or agreement existing as of the date hereof) to, or enter into any severance agreement with any of its directors, executive officers or other employees, or establish, adopt, enter into, make any new grants or awards under or amend, any Company Benefit Plan except as required by applicable law, including any obligation to engage in good faith collective bargaining, to maintain tax-qualified status or as may be required by any Company Benefit Plan as of the date hereof;

               (h) settle or compromise any material claims or litigation or, except in the ordinary course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, or make any payment, direct or indirect, of any material liability before the same becomes due and payable in accordance with its terms;

               (i) take any action, other than in the ordinary course of business, with respect to accounting policies or procedures (including tax accounting policies and procedures), except as may be required by law or generally accepted accounting principles;

               (j) make any material tax election or permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated; and

               (k) authorize or enter into an agreement to do any of the foregoing.

               8.2 ACCESS; CONFIDENTIALITY. (a) From the date of this Agreement until the Initial Closing, upon reasonable prior notice to the Company or the Purchaser, as the case may be, the Company and the Purchaser shall give one another and their respective authorized representatives reasonable access during normal business hours to their respective executive officers, properties, books and records, and shall furnish one another and their respective authorized representatives with such financial and operating data and other information concerning the businesses and properties of the Company and the Purchaser as the Purchaser and the Company may from time to time reasonably request; provided, however, that the Company's right under this Section 8.2 shall be limited solely to matters relating to the Purchaser's ability to carry out the terms and provisions of this Agreement.

               (b) Each of the Company and the Purchaser will hold and treat, and will cause their respective affiliates, agents and other representatives to hold and treat, all documents and information concerning the Company or the Purchaser, as the case may be, furnished to one another or their respective representatives in connection with the transactions contemplated by this Agreement confidential in accordance with the Confidentiality Agreement dated February 14, 2000, between the Company and the Purchaser, which Confidentiality Agreement shall remain in full force and effect until terminated in accordance with its terms.

               8.3 SPECIAL MEETING OF STOCKHOLDERS. The Company will take all action necessary in accordance with applicable law and the Certificate of Incorporation and By-Laws of the Company to convene the Special Meeting. The Board of Directors of the Company shall recommend approval of the Amended and Restated Certificate and take such other action, whether before or after the Special Meeting, as will cause the Board of Directors to include the Continuing Directors (having a term of office expiring at the 2001 Annual Meeting of Stockholders) and the Purchaser's nominees, and the Company shall use its best efforts and take all lawful action to solicit stockholder approval required for such action, including, without limitation, timely mailing of the Proxy Statement/Prospectus; provided, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of the Company pursuant to Section 8.8 in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, and provided further that while the election of Purchaser's nominees and the approval of the proposal to reclassify the Class A Preferred Stock are conditions to the parties' obligations to complete the Initial Closing, the Company's obligation to remove the classified Board provisions from the Company's Amended and Restated Certificate of Incorporation is "best efforts" on the part of the Company.

               8.4 RIGHTS PLAN. On or prior to the Initial Closing Date, the Company shall take action to amend the Company's Shareholder Rights Agreement to make it inapplicable to the transactions contemplated hereby.

               8.5 BOARD OF DIRECTORS. After the Initial Closing Date, and until such time as the Purchaser has acquired at least 51% of the Company's outstanding Common Stock, the Purchaser and the Company will use their best efforts to cause the Company's Board of Directors to consist of five directors, including the Continuing Directors and three other directors nominated by the Purchaser. In the event Purchaser has not acquired at least 51% of the Company's outstanding Common Stock on or before the Second Anniversary Date, then one of the Purchaser's representatives serving on the Board of Directors shall be replaced pursuant to the following procedure:

               (I) in the first instance the Continuing Directors shall have the right to nominate the proposed replacement for the Purchaser's representative. The nomination shall be made promptly after the Second Anniversary date. The Purchaser shall have the right to approve such nominee.

               (II) In the event the Purchaser does not approve the Continuing Directors' nominee, then the Purchaser shall have the right to nominate the proposed replacement for its representative. The Continuing Directors shall have the right to approve such nominee.

               (III) If the Purchaser's nominee is not approved by the Continuing Directors, then the Continuing Directors and the Purchaser shall continue to alternately nominate the proposed director until the Purchaser and the Continuing Directors shall have agreed on a nominee.

               (IV) In selecting a nominee, the nominating party shall endeavor in good faith to nominate a candidate who is (A) unaffiliated with a stockholder of the Company or with an existing director, (B) experienced in one or more of the businesses conducted by the Company and (C) has such other experience and knowledge as is appropriate for a member of the Board of Directors.

               8.6 REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement and applicable law, each of the parties shall act in good faith and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including such actions or things as any other party may reasonably request in order to cause any of the conditions to such other party's obligation to consummate the transactions contemplated by this Agreement to be fully satisfied. Without limiting the foregoing, the parties shall (and shall cause their respective subsidiaries, and use commercially reasonable efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide assistance to each other in (a) the preparation and filing with the SEC of the Proxy Statement/Prospectus, and any necessary amendments or supplements thereto; (b) seeking to have the Proxy Statement/Prospectus cleared by the SEC as soon as reasonably practicable after filing; (c) obtaining all necessary consents (including in particular the consent of the Company's lender and landlord), approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (collectively, "Governmental Entity"), or other person or entity as soon as reasonably practicable after filing; (d) seeking early termination of any waiting period under the HSR Act; (e) providing all such information concerning such party, its subsidiaries and its officers, directors, partners and affiliates and making all applications and filings as may be necessary or reasonably requested in connection with any of the foregoing; and (f) in general, consummating and making effective the transactions contemplated hereby. Prior to making any application to or filing with any Governmental Entity or other person or entity in connection with this Agreement (other than filing under the HSR Act), each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

               8.7 PUBLIC ANNOUNCEMENTS. The Company and the Purchaser will consult with one another prior to issuing any release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any public statement prior to such consultation, except as may be required by applicable law or any listing agreement with a national securities exchange by which such party is bound.

               8.8 ACQUISITION PROPOSALS. Except as contemplated hereby, the Company agrees not to (and shall use reasonable efforts to cause its officers, directors and employees and any investment banker, attorney, accountant, or other agent retained by it not to) solicit, directly or indirectly, any proposal or offer to acquire all or any significant part of its business and properties or its capital stock, whether by merger, purchase of assets, tender offer or otherwise (an "Acquisition Proposal" and, any such transaction, an "Acquisition Transaction") or provide any non-public information concerning the Company to any third party in connection with an Acquisition Proposal. Notwithstanding the foregoing, the Company may furnish information or cause information to be furnished to, and may participate in discussions and negotiations directly or through their respective representatives and enter into an agreement relating to an Acquisition Proposal with, any third party (including parties with whom the Company has had discussions on any basis on or prior to the date hereof) who makes an unsolicited proposal or offer to it, if the Board of Directors of the Company determines in good faith that the failure to consider such proposal or offer could reasonably be deemed to cause its directors to breach their fiduciary duties under applicable law. In addition, nothing contained in this Agreement shall prohibit the Company from (a) issuing a press release or otherwise publicly disclosing the terms of any Acquisition Proposal, (b) taking and disclosing to its stockholders any position, and making related filings with the SEC, as required by Rules 14e-2 and 14d-9 under the Exchange Act with respect to any tender offer or (c) taking any action and making any disclosure to its stockholders which the Board of Directors of the Company determines in good faith, would likely be required to be taken or made under applicable law (including, without limitation, laws relating to the fiduciary duties of directors). In the event the Company receives an Acquisition Proposal, it shall promptly inform the Purchaser as to the receipt of such Acquisition Proposal, unless the Board of Directors of the Company determines that giving such notice could reasonably be deemed to cause its directors to breach their fiduciary duties under applicable law.

               8.9 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS. The Company and the Purchaser shall promptly furnish all information as may be required for inclusion in the Registration Statement to be filed with the SEC in connection with the issuance of shares of Common Stock upon the filing of the Amended and Restated Certificate and the Initial Closing (the "Registration Statement") and the proxy statement/prospectus which will form a part thereof (the "Proxy Statement/Prospectus"). The Company shall file with the SEC as soon as practicable the Registration Statement under the Securities Act. The Company shall use reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. The Company shall use reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "blue sky" permits or approvals required to consummate the transactions contemplated by this Agreement. If at any time prior to the Effective Time, any information pertaining to the Company or the Purchaser contained in or omitted from the Registration Statement makes such information false or misleading, the Company or the Purchaser shall promptly inform the other party and provide such other party with information necessary to make the statements contained therein not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company or the Purchaser without the approval of the other party, which approval shall not be unreasonably withheld.

               8.10 D&O INDEMNIFICATION AND INSURANCE.

               (a) The Company shall keep in effect in its Certificate of Incorporation and Bylaws, provisions for exculpation of director and officer liability and indemnification of the parties identified therein ("Indemnified Parties") to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right to indemnification.

               (b) The Company shall maintain, with respect to matters occurring at, prior to or subsequent to the Initial Closing, at no expense to the beneficiaries, directors' and officers', liability insurance ("D&O Insurance") for the Indemnified Parties, issued by a carrier or carriers assigned a claims-paying ability rating by A.M. Best & Co. of "A (Excellent)" or higher, providing at least the same coverage as the D&O Insurance currently maintained by the Company and containing terms and conditions which are no less favorable to the beneficiaries, for a period of at least six years from the Initial Closing. In the event any claim is made against present or former directors, officers or employees of the Company that is covered or potentially covered by insurance, the Company shall not do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.

               (c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Initial Closing) is made against any Indemnified Party, on or prior to the sixth anniversary of the Initial Closing, the provisions of this Section
8.10 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

               (d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise. The Company shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this
Section 8.10.

               (e) In the event that the Company or its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 8.10, proper provision shall be made so that for the period ending on the later of (X) the sixth anniversary of the Initial Closing Date and (Y) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation referred to in this Section 8.10, the successors and assigns of the Company shall succeed to the obligations set forth in this Section 8.10 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

               8.11 EMPLOYEE BENEFITS. (a) From and after the Initial Closing, the Company and its respective affiliates will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company and any of its current or former officers, directors, employees or consultants.

               (b) The Company agrees that, for a three (3) year period after the Initial Closing, it shall provide those persons who, prior to the Initial Closing, were employees of the Company ("Company Employees") with employee plans and programs which provide benefits that are no less favorable in the aggregate to those provided to other employees of the Company of comparable status and seniority. With respect to such benefits, past service, compensation and expense credits of such Company Employees shall be recognized for all purposes under such plans (including, but not limited to, participation, eligibility vesting and calculation benefits), and each employee or fringe benefit plan or program available to Company Employees as contemplated hereby shall be applied to such Company Employees.

               (c) In the event that the Company or its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 8.11, proper provision shall be made so that for the period ending on the sixth anniversary of the Initial Closing Date, the successors and assigns of the Company shall succeed to the obligations set forth in this Section 8.11 and none of the actions described in clauses (i) or
(ii) shall be taken until such provision is made.

               8.12 FEES AND EXPENSES. (a) Whether or not the Initial Closing is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party incurring such expense; provided, however, that if the Initial Closing is consummated, the reasonable fees and expenses of counsel to the Purchaser shall be borne by the Company (or reimbursed if already paid); provided further, that if this Agreement is terminated pursuant to Section 9.1 as a result of the willful and material misrepresentation by a party or the willful and material breach by a party of any of its covenants or arrangements set forth herein, such party shall pay any and all costs and expenses incurred by the other party in connection with this Agreement and the preparation of the Proxy Statement/Prospectus and all SEC filing fees.

               (b) Notwithstanding the foregoing, provided that the Purchaser shall not be in breach of its obligations under this Agreement, if (A) the Company's Board of Directors shall withdraw or modify in a manner adverse to the Purchaser its approval or recommendation of the proposal to adopt the Amended and Restated Certificate or to elect the Purchaser's nominees for Director, or shall have resolved to do any of the foregoing pursuant to Section 8.8 AND (B) the Purchaser or the Company shall have terminated this Agreement pursuant to
Section 9.1(g) AND (C) within six months of any such termination, the Company shall have consummated an Acquisition Transaction, then the Company agrees that it will pay, or reimburse the Purchaser for, all reasonable fees and expenses incurred by the Purchaser and its affiliates in connection with the transactions contemplated hereby.

               8.13 INCENTIVE STOCK OPTIONS. Set forth on Schedule 8.13 annexed hereto are the employee stock options referred to herein as the Schedule 8.13 Options.

          9. TERMINATION.

               9.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time (notwithstanding approval of the Amended and Restated Certificate by the stockholders of the Company) prior to the Initial Closing:

               (a) by mutual written consent of the Company and the Purchaser;
or

               (b) by either the Company or the Purchaser, if the Initial Closing shall not have occurred on or before 180 days from the date hereof; provided, that the right to terminate this Agreement under this clause (b) shall not be available to any party whose misrepresentation in this Agreement or whose failure to perform any of its covenants and agreements or to satisfy any obligation under this Agreement has been the cause of or resulted in the failure of the Reorganization to occur on or before such date; or

               (c) by either the Company or the Purchaser, if (i) any federal or state court of competent jurisdiction or other federal or state governmental or regulatory body shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by this Agreement and such judgment, injunction, order or decree shall have become final and non appealable (provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used commercially reasonable efforts to remove such judgment, injunction, order or decree) or (ii) any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority after the date of this Agreement which prohibits the consummation of the Reorganization shall be in effect; or

               (d) by either the Company or the Purchaser, if at the Special Meeting the (i) Amended and Restated Certificate is not approved by the stockholders of the Company or (ii) the Purchaser's nominees for election as Directors of the Company are not elected to terms satisfactory to Purchaser (up to three years); or

               (e) by the Purchaser, if there shall have been a material breach of any representation, warranty or material covenant or agreement on the part of the Company, which is not cured after thirty (30) days' written notice by the Purchaser to the Company, except that the right of the Purchaser to terminate with respect to the matters described in paragraph (i) of this Section 9.1 shall be governed thereby; or

               (f) by the Company, if there shall have been a material breach of any representation, warranty or material covenant or agreement on the part of the Purchaser, which is not cured after thirty (30) days' written notice by the Company to the Purchaser; or

               (g) by either the Purchaser or the Company, if (i) the Board of Directors of the Company shall withdraw or modify in a manner adverse to the Purchaser its approval or recommendation of the proposal to approve the Amended and Restated Certificate at the Special Meeting or shall have resolved to do any of the foregoing pursuant to Section 8.8 or (ii) any Person or group of Persons shall have made an Acquisition Proposal that the Board of Directors of the Company determines in good faith (as contemplated by Section 8.8), that the failure to accept such Acquisition Proposal could reasonably be deemed to cause the members of the Board of Directors of the Company to breach their fiduciary duties under applicable law; or

               (h) by the Company, if the fairness opinion referred to in
Section 7.12 shall not have been received by the Company's Board of Directors by the date set forth therein, or

               (i) by the Purchaser, if (i) it shall determine that in the sole judgment of the Purchaser (A) the Company's probable monetary liability related to the alleged failure of its Ranger 1 and Ranger 2 products to meet the requirements of Industry Canada regulation shall exceed $300,000.00, or (B) the Company's ability to adequately develop its Canadian market will be adversely affected; or (ii) the Purchaser shall determine in the process of completing its financial due diligence that the Company's financial condition is not consistent (in a manner adverse to the Purchaser) with financial information furnished to the Purchaser; PROVIDED, HOWEVER, that the Purchaser's right to terminate the Agreement pursuant to this Section 9.1(i) shall expire at 5:00 p.m., Eastern Time, on August 21, 2000.

               9.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement pursuant to Section 9.1, this Agreement forthwith shall become void and of no further force or effect, and no party hereto (or any of its affiliates, directors, officers, agents or representatives) shall have any liability or obligation hereunder, except in any such case (a) as provided in Sections 8.2(b) (Confidentiality), 8.7 (Public Announcements) and 8.12 (Fees and Expenses), which shall survive any such termination and (b) to the extent such termination results from the breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.

          10. INDEMNIFICATION.

               (a) Each party agrees to indemnify the other against and hold it harmless from any and all damages resulting from the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, conditions, covenants or agreements of such party contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith.

               (b) In the event that any claim is asserted against any party hereto, or any party hereto is made a party defendant in any action or proceeding, and such claim, action or proceeding involves a matter which is the subject of this indemnification, then such party (an "Indemnified Party") shall give written notice to the other party hereto (the "Indemnifying Party") of such claim, action or proceeding, and such Indemnifying Party shall have the right to join in the defense of said claim, action or proceeding at such Indemnifying Party's own cost and expense and, if the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken and if the Indemnified Party is reasonably assured of the Indemnifying Party's ability to satisfy such agreement, then at the option of the Indemnifying Party, such Indemnifying Party may take over the defense of such claim, action or proceeding, except that, in such case, the Indemnified Party shall have the right to join in the defense of said claim, action or proceeding at its own cost and expense.

          11. MISCELLANEOUS.

               11.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. None of the representations, warranties, covenants or agreements contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Initial Closing, except for the covenants and agreements contained in Section 2.2 (Additional Purchases) Sections 8.2(b) (Confidentiality), 8.5 (Board of Directors), 8.7 (Public Announcements), 8.10 (D&O Indemnification and Insurance), 8.11 (Employee Benefits) and 8.12 (Fees and Expenses).

               11.2 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

               11.3 SUCCESSORS AND ASSIGNS; NO ASSIGNMENT. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing, Purchaser shall have the right to assign this Agreement to any entity which succeeds to a majority of the identification, access control and anti-theft electronic article surveillance systems business and assets of Purchaser; provided that such assignee shall acknowledge in writing that it accepts all of the obligations of the Purchaser hereunder as though the assignee were a party hereto.

               11.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement (including all exhibits hereto), the Transaction Agreements, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. This Agreement and any term hereof may be amended, waived, or discharged only by a written instrument signed by the Company and the Purchaser. After the Initial Closing, and so long as a Continuing Director shall be a Director of the Company, this Agreement may be amended only with the written consent of a Continuing Director.

               11.5 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be (i) mailed by first-class mail, postage prepaid, (ii) delivered by confirmed facsimile number or (iii) delivered either by hand or by messenger, to the address or facsimile set forth at the end of this Agreement or at such other address or facsimile number as shall have been furnished in writing.

               11.6 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of the other party under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

               11.7 FINDER'S FEE. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, directors, employees or representatives is responsible.

               11.8 TITLES AND SUBTITLES. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

               11.9 COUNTERPARTS. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

          IN WITNESS WHEREOF, the undersigned have executed this Securities Purchase Agreement as of the date first above written.

                             SENTRY TECHNOLOGY CORPORATION

                             By:  /s/  ANTHONY H.N. SCHNELLING
                                  ------------------------------
                                  Name:  Anthony H.N. Schnelling
                                  Title: President

                             Address:    350 Wireless Blvd.
                                         Hauppauge, New York 11788
                             Facsimile:  (631)-232-0954

                             DUTCH A&A HOLDING, B.V.:

                             By:  /s/ PETER L. MURDOCH
                                  ------------------------------
                                  Name:  Peter L. Murdoch
                                  Title: Agent

                             Address:     Galvanistraat 24-3840
                                          AH Harderwijk
                                          The Netherlands
                             Facsimile:   31-34-142-5033


                             Copies of Notices to the Purchaser:

                             ATTN:         Mr. Peter Murdoch
                                           c/o ID Systems
                                           37 Voyager Ct. N.
                                           Toronto, Ontario
                                           M9W 4Y2

                                           - and -

                                           Jonathon Granoff, Esq. &
                                           Mark Haltzman
                                           Suite 300
                                           1 Belmont Avenue
                                           Bala Cynwyd, PA 19004
                                      Fax: (610) -668-5455

                                LIST OF EXHIBITS


Exhibit A     -    Amended and Restated Certificate of Incorporation

Exhibit B     -    Distribution Agreement

                                                                       EXHIBIT A

      [Note: Stockholder approval will also be sought for the rescission of
                                Article SEVENTH]

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          SENTRY TECHNOLOGY CORPORATION


It is hereby certified that:

          1. The present name of the corporation (hereinafter called the "Company") is Sentry Technology Corporation, which is the name under which the Company was originally incorporated; and the date of filing the original certificate of incorporation of the Company with the Secretary of State of the State of Delaware is October 8, 1996.

          2. The certificate of incorporation of the Company is hereby amended by striking out Articles SECOND and FOURTH thereof and by substituting in lieu thereof new Articles SECOND and FOURTH which are set forth in the Restated Certificate of Incorporation hereinafter provided for.

          3. Each share of Class A Preferred Stock, $0.001 par value ("Class A Preferred Stock"), shall automatically, and without any action by the holder thereof, effective as of 5:00 p.m. (Eastern Time) on the date of the filing of this Certificate with the Department of State of the State of Delaware ("Effective Time"), be converted into five (5) fully-paid and nonassessable shares of the Common Stock of the Company. The issuance of a certificate or certificates for shares of Common Stock, if requested by a holder thereof by reason of the foregoing conversion of shares of Class A Preferred Stock, shall be made without charge. As of the Effective Time, the holder of any shares of Class A Preferred Stock shall be treated for all purposes as having become the holder of such number of shares of Common Stock determined as set forth in this paragraph 3 at such time and shall have and may exercise all the rights and powers appertaining thereto.

          4. The provisions of the certificate of incorporation of the Company as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of Sentry Technology Corporation without any further amendment other than the amendment herein certified and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

          5. The amendment and the restatement of the restated certificate of incorporation herein certified have been duly adopted by the stockholders in accordance with the provisions of Section 242 and of Section 245 of the General Corporation Law of the State of Delaware.

          6. The certificate of incorporation of the Company, as amended and restated herein, shall at the effective time of this restated certificate of Incorporation, read as follows:


                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          SENTRY TECHNOLOGY CORPORATION


          FIRST. The name of the corporation is SENTRY TECHNOLOGY CORPORATION (the "Company").

          SECOND. The address of the Company's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Company's registered agent at such address is The Corporation Trust Company.

          THIRD. The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH. Section 1. AUTHORIZED CAPITAL STOCK. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 150,000,000 shares, consisting of 140,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share, of which 400,000 shares are designated Series B Junior Participating Preferred Stock, the designations, rights and preferences of which are set forth in Section 4, below.

          Section 2. PREFERRED STOCK. The Preferred Stock may be issued in one or more series. The Board of Directors of the Company (the "Board") is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

               (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

               (b) the voting powers, if any, and whether such voting powers are full or limited in such series;

               (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

               (d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

               (e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

               (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

               (g) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

               (h) the provisions, if any, of a sinking fund applicable to such series; and

               (i) any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a "Preferred Stock Designation").

          Section 3. COMMON STOCK. Except as may otherwise be provided in a Preferred Stock Designation, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

          Section 4. CLASS B JUNIOR PARTICIPATING PREFERRED STOCK. Pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the said Corporation, the said Board of Directors, at a meeting duly held on July 12, 1999, adopted the following resolution creating a series of 400,000 shares of Preferred Stock designated as "Series B Junior Participating Preferred Stock:"

               RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Amended and Restated Certificate of Incorporation, a series of Series B Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

               Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series B Junior Participating Preferred Stock" and the number of shares constituting such series shall be 400,000.

               Section 2. DIVIDENDS AND DISTRIBUTIONS.

               (A) The holders of shares of Series B Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.50 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $0.001 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Junior Participating Preferred Stock. In the event the Corporation shall at any time after July 13, 1999 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series B Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (B) The Corporation shall declare a dividend or distribution on the Series B Junior Participating Preferred Stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); PROVIDED that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.50 per share on the Series B Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

               (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

               Section 3. VOTING RIGHTS. The holders of shares of Series B Junior Participating Preferred Stock shall have the following voting rights:

               (A) Subject to the provision for adjustment hereinafter set forth, each share of Series B Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series B Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (B) Except as otherwise provided herein or by law, the holders of shares of Series B Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

               (C) (i) If at any time dividends on any Series B Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series B Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of the Series B Junior Participating Preferred Stock with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

               (ii) During any default period, such voting right of the holders of Series B Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, PROVIDED that such voting right shall not be exercised unless the holders of ten percent (10%) in number of shares of Series B Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Series B Preferred Stock of such voting right. At any meeting at which the holders of Series B Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Series B Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Series B Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series B Junior Participating Preferred Stock.

               (iii) Unless the holders of Series B Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Series B Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Series B Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Series B Preferred Stock are entitled to vote pursuant to this Paragraph (C)(iii) shall be given to each holder of record of Series B Preferred Stock by mailing a copy of such notice to him or her at his or her last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 50 days after such order or request or in default of the calling of such meeting within 50 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Series B Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (C)(iii), no such special meeting shall be called during the period within 50 days immediately preceding the date fixed for the next annual meeting of the stockholders.

               (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Series B Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Series B Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this Paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

               (v) Immediately upon the expiration of a default period, (x) the right of the holders of Series B Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Series B Preferred Stock as a class shall terminate, and
          (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of Paragraph (C)(ii) of this
          Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

               (D) Except as set forth herein, holders of Series B Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action .

               Section 4. CERTAIN RESTRICTIONS.

               (A) Whenever quarterly dividends or other dividends or distributions payable on the Series B Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

               (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock;

               (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock, except dividends paid ratably on the Series B Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

               (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Junior Participating Preferred Stock; or

               (iv) purchase or otherwise acquire for consideration any shares of Series B Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series B Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

               (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

               Section 5. REACQUIRED SHARES. Any shares of Series B Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

               Section 6. LIQUIDATION, DISSOLUTION OR WINDING UP. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series B Junior Participating Preferred Stock shall have received $5.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series B Liquidation Preference"). Following the payment of the full amount of the Series B Liquidation Preference, no additional distributions shall be made to the holders of shares of Series B Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series B Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series B Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series B Junior Participating Preferred Stock and Common Stock, respectively, holders of Series B Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

               (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series B Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

               (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               Section 7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               Section 8. NO REDEMPTION. The shares of Series B Junior Participating Preferred Stock shall not be redeemable. However, the Company may purchase Series B Preferred Stock in the open market or pursuant to an offer to a holder or holders of Series B Preferred Stock.

               Section 9. AMENDMENT. The Amended and Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series B Junior Participating Preferred Stock, voting separately as a class.

               Section 10. FRACTIONAL SHARES. Series B Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Junior Participating Preferred Stock.

          FIFTH. The Board may make, amend, and repeal the By-Laws of the Company. Any By-Law made by the Board under the powers conferred hereby may be amended or repealed by the Board or by the stockholders in the manner provided in the By-Laws of the Company. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, By-Laws 3, 8, 10, 11, 12, 13, and 39 may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class. The Company may in its By-Laws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. For the purposes of this Amended and Restated Certificate of Incorporation, "Voting Stock" means stock of the Company of any class or series entitled to vote generally in the election of Directors. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provisions inconsistent with, this Article Fifth.

          SIXTH. Subject to the rights of the holders of any series of Preferred
Stock:

          (a) any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders; and

          (b) special meetings of stockholders of the Company may be called only by (i) the Chairman of the Board (the "Chairman") or (ii) the Secretary of the Company (the "Secretary") within 10 calendar days after receipt of the written request of a majority of the total number of Directors which the Company would have if there were no vacancies (the "Whole Board").

At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the By-Laws of the Company. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article Sixth.

          SEVENTH. Section 1. NUMBER, ELECTION, AND TERMS OF DIRECTORS. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Company will not be less than three nor more than 12 and will be fixed from time to time in the manner described in the By-Laws of the Company. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. The Directors first appointed to Class I will hold office for a term expiring at the first annual meeting of stockholders to be held following the filing of this Certificate; the Directors first appointed to Class II will hold office for a term expiring at the second annual meeting of stockholders to be held following the filing of this Certificate; and the Directors first appointed to Class III will hold office for a term expiring at the third annual meeting of stockholders to be held following the filing of this Certificate, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Company, the successors of the class of Directors whose terms expire at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Election of Directors of the Company need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected.

          Section 2. NOMINATION OF DIRECTOR CANDIDATES. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the By-Laws of the Company.

          Section 3. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor has been elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

          Section 4. REMOVAL. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders only for cause and only in the manner provided in this Section 4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, may remove such Director or Directors for cause. Except as may be provided by applicable law, cause for removal will be deemed to exist only if the Director whose removal is proposed has been adjudged by a court of competent jurisdiction to be liable to the Company or its stockholders for misconduct as a result of (a) a breach of such Director's duty of loyalty to the Company, (b) any act or omission by such Director not in good faith or which involves a knowing violation of law, or (c) any transaction from which such Director derived an improper personal benefit, and such adjudication is no longer subject to direct appeal.

          Section 5. AMENDMENT, REPEAL, ETC. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article Seventh.

          EIGHTH. Section 1. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation and except as set forth in Section 2 of this Article EIGHTH, the affirmative vote of at least 80% of the Voting Stock, voting together as a single class, shall be required:

                  I. For the adoption of any agreement for the merger or consolidation of the Company or any Subsidiary (as defined in Section 5 of this Article EIGHTH) with or into any other person (as defined in
         Section 5 of this Article EIGHTH).

                  II. To authorize any sale, lease, transfer or exchange of, or any mortgage or pledge of or the granting of any other security interest in, or any other disposition of, all or any substantial part of the assets of the Company or any Subsidiary to or with any other person (in a single transaction or in a series of related transactions).

                  III. To authorize the issuance or transfer by the Company or any Subsidiary of any securities of the Company or any Subsidiary (except securities issued pursuant to a stock option, purchase, bonus or other plan or arrangement, for natural persons who are directors, employees, consultants and/or agents of the Company or a Subsidiary, or securities issued upon exercise of any conversion rights, warrants, options or rights which shall have been outstanding at the time of adoption of this Article EIGHTH or which shall have been issued in a transaction not in contravention of the provisions of this Article EIGHTH) to any other person in exchange for cash, securities or other assets or a combination thereof, if, in the case of any of the foregoing transactions (as of the date of any action taken by the Board with respect to any such proposed transaction, or as of the record date for the determination of stockholders entitled to notice of and to vote on any such proposed transaction or immediately prior to the consummation of any such proposed transaction), such other person is, or at any time within the preceding 12 months has been, the beneficial owner, directly or indirectly, of 20 percent or more of the outstanding shares of Voting Stock of the Company.

          Section 2. The provisions of Section 1 of this Article EIGHTH shall not apply to (1) any transaction described in such Section 1 if the Board shall by resolution have approved a memorandum of agreement with such person setting forth the principal terms of such transaction and such transaction is substantially consistent therewith, provided that a majority of those directors voting in favor of such resolution are Continuing Directors (as defined in Section 5 of this Article EIGHTH), (2) any transaction described in such Section 1 if the other party to such transaction is a Major Subsidiary (as defined in Section 5 of this Article EIGHTH) or (3) any transaction described in such
Section 1 (other than a merger or consolidation to which the Company would be a party) if the fair value of the securities, assets or other consideration proposed to be issued or transferred, in any way disposed of, or received, by the Company or any Subsidiary in connection with any such transaction or any series of such transactions which are related is less than $5,000,000.

          Section 3. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation and except as set forth in Section 4 of this Article EIGHTH, the affirmative vote of the holders of at least 80 % of the Voting Stock, voting together as a single class, shall be required:

          I. To authorize a liquidation or dissolution of the Company,

          II. To authorize any offer by the Company to purchase shares of its outstanding Voting Stock (except pursuant to redemption provisions of any preferred stock Company),

          III. To authorize any reclassification of securities of the Company, any recapitalization or any other transaction in each case designed to decrease the number of holders of Voting Stock of the Company, if (as of the date of any action taken by the Board with respect to any such proposed transaction, or as of the record date for the determination of stockholders entitled to notice of and to vote on any such proposed transaction or immediately prior to the consummation of any such proposed transaction) any other person is the beneficial owner, directly or indirectly, of 5 percent or more of the outstanding shares of Voting Stock of the Company.

          Section 4. The provisions of Section 3 of this Article EIGHTH shall not apply to any transaction described in such Section 3 if the Board shall by resolution have approved a memorandum setting forth the principal terms of such transaction and such transaction is substantially consistent therewith, provided that a majority of those directors voting in favor of such resolution are Continuing Directors (as defined in Section 5 of this Article EIGHTH).

          Section 5. For the purpose of this Article EIGHTH:

                  I. Any person shall be deemed to be the "beneficial owner" of any shares of stock of the Company (i) which it owns, directly or indirectly, whether of record or not, or which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i) above), by any other person which is its affiliate or associate (as defined in this Section 5) or with which it or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Company. The outstanding shares of any class of stock of the Company shall be deemed to include shares deemed owned, through application of clauses (i) and (ii) above, but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

                  II. An "affiliate" of a specified person is any person that, directly or indirectly, controls or is controlled by, or is under common control with, the person specified. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the specified person, whether through the ownership of voting securities or by contract or otherwise.

                  III. The term "associates" used to indicate a relationship with any specified person means (i) any person in which such specified person has a significant financial interest or as to which such specified person's relationship is such that such specified person substantially influences its management and policies or any person having a significant financial interest in such specified person or which substantially influences the management and policies of such specified person, and without limitation to the foregoing, (ii) any person of which such specified person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 5 percent or more of any class of equity securities, (iii) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iv) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or who is a director or officer of such specified person or any corporation which controls or is controlled by such specified person.

                  IV. A "person" is any individual, corporation or other entity.

                  V. The term "securities" shall include, without limitation, any stocks, bonds, debentures, notes and evidences of indebtedness, and any warrants, options and other rights to subscribe to or purchase any of the foregoing.

                  VI. A "Subsidiary" is any corporation of which at least a majority of the outstanding shares of equity stock is owned of record or beneficially by the Company and/or its Subsidiaries. A "Major Subsidiary" is any corporation of which at least 80 percent of the outstanding shares of equity stock is owned of record and beneficially by the Company and/or its Major Subsidiaries.

                  VII. The term "Continuing Director" shall mean a person who was a duly elected and acting director of the Company at the time of the adoption of this Article EIGHTH or became a duly elected and acting director of the Company prior to the time that, for the purposes of
         Section 2 or Section 4, as the case may be, of this Article EIGHTH, such other person became a beneficial owner, directly or indirectly, of 5 percent or more of the Voting Stock of the Company, or a person designated (whether before or after election as a director) to be a Continuing Director by a majority of the Continuing Directors.

          Section 6. A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information known to them, whether a proposed transaction is subject to the provisions of Section 1 or Section 3 of this Article EIGHTH, and in particular and without limitation, whether (1) any person beneficially owns 5 percent or more of the outstanding shares of Voting Stock of the Company, (2) any person is an "affiliate" or "associate" of any other person, (3) any person has an agreement, arrangement or understanding with any other person, (4) any proposed transaction involves a substantial part of the assets of the Company or any Subsidiary, (5) the fair value of securities, assets or other consideration referred to in Section 2 of this Article EIGHTH is less than $5,000,000, (6) any series of transactions are related, and (7) the memorandum referred to in
Section 2 or Section 4 of this Article EIGHTH is substantially consistent with the transaction to which it relates. Any such determination shall be conclusive and binding for all purposes of this Article EIGHTH.

          Section 7. The affirmative vote of stockholders required by this Article EIGHTH shall be in lieu of any lesser vote or consent of the holders of the stock of the Company otherwise required by law or in any agreement to which the Company is a party, and shall be in addition to any voting requirements imposed by law or any other provisions of the Amended and Restated Certificate of Incorporation of the Company, including resolutions providing for the issuance of a class or series of stock adopted by the Board pursuant to authority vested in it by the provisions of the Amended and Restated Certificate of Incorporation, in favor of certain classes of stock.

          Section 8. No amendment to this Amended and Restated Certificate of Incorporation, directly or indirectly by merger, consolidation or otherwise, shall amend, alter, change or repeal any of the provisions of this Article EIGHTH, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of the holders of at least 80 percent of the outstanding shares of stock of the Company entitled to vote in elections of directors; provided that this Section 8 shall not apply to any such amendment if such amendment is submitted to the stockholders for adoption with the unanimous recommendation of the entire Board.

          NINTH. To the full extent permitted by the Delaware General Corporation Law or any other applicable law currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company. Any repeal or modification of this Article Ninth will not adversely affect any right or protection of a Director of the Company existing prior to such repeal or modification.

          TENTH. Each person who is or was or had agreed to become a Director or officer of the Company, and each such person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Company as an employee or agent of the Company or as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity, whether for profit or not for profit (including the heirs, executors, administrators, or estate of such person), will be indemnified by the Company to the full extent permitted by the Delaware General Corporation Law or any other applicable law as currently or hereafter in effect. The right of indemnification provided in this Article Tenth (a) will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, including without limitation pursuant to any contract approved by a majority of the Whole Board (whether or not the Directors approving such contract are or are to be parties to such contract or similar contracts), and (b) will be applicable to matters otherwise within its scope whether or not such matters arose or arise before or after the adoption of this Article Tenth. Without limiting the generality or the effect of the foregoing, the Company may adopt By-Laws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this Article Tenth or the DGCL. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the amendment or repeal of, or adoption of any provision inconsistent with, this Article Tenth will require the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article Tenth will not adversely affect any right or protection existing hereunder prior to such amendment, repeal, or adoption.

          ELEVENTH: Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Company under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Company under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Company, as the case may be, and also on the Company.

          TWELFTH: Whenever any provision of this Amended and Restated Certificate of Incorporation requires the affirmative vote of at least 80% of the Voting Stock, voting together as a single class, such provision shall not apply to the amendment or repeal of such provision if such amendment is submitted to the stockholders for adoption with the approval of the Board of Directors.


Signed on _________, 20__


                                           ------------------------------------
                                           [Name, title of authorized officer]

                                                                       EXHIBIT B

                             DISTRIBUTION AGREEMENT

                       ARTICLE I PARTIES TO THIS AGREEMENT

This Agreement is entered into and effective as of ____________,2000 ("Effective Date") by and between: Dutch A&A Holding B.V., a Netherlands corporation, with its principle office located at Galvanistraat 24 - 3840 AH Harderwijk, The Netherlands ("DUTCH A&A") and Sentry Technology Corporation, a Delaware corporation with its principle office located at 350 Wireless Blvd., Hauppauge, New York 11788, U.S.A. ("SENTRY")

                      ARTICLE II PREMISES OF THIS AGREEMENT

WHEREAS, DUTCH A&A and SENTRY are engaged in the development, manufacture, sale and/or distribution of various kinds of identification, access control, anti-theft electronic article surveillance systems, closed circuit television surveillance systems and accessories;

WHEREAS, DUTCH A&A is concurrently herewith taking an equity stake in SENTRY and is willing to make DUTCH A&A systems and accessories available to SENTRY for distribution; and

WHEREAS, SENTRY desires to distribute certain of DUTCH A&A systems and accessories for resale to Customers (as defined below).

NOW, THEREFORE, by reason of the foregoing premises, and in consideration of the mutual covenants set forth in this Agreement, the parties agree as follows:

                             ARTICLE III DEFINITIONS

          (a) CLOSED CIRCUIT TELEVISION INTEGRATION SYSTEM ("CCTV-SB"): The term "CCTV-SB" shall mean systems for use in closed circuit television video capture manufactured currently or in the future by an entity in the DUTCH A&A Family, including such systems identified in the Product Schedule attached hereto as Exhibit __ and other products manufactured by an entity in the DUTCH A&A Family that provide equivalent functionality.

          (b) CUSTOMERS: The term "Customer(s)" shall mean End User(s) Dealers and/or Distributor(s).

          (c) DEALER: The term "Dealer" shall mean any entity that purchases a Product with the intention of reselling the Product to an End User.

          (d) DISTRIBUTOR: The term "Distributor" shall mean any entity that purchases a Product with the intention of reselling the Product to another Dealer, Distributor or End User.

          (e) DUTCH A&A FAMILY: The term "DUTCH A&A Family" shall mean DUTCH A&A and all parents, subsidiaries, divisions and affiliates of DUTCH A&A, including Interlabel and CSI.

          (f) DUTCH A&A PRODUCTS: The term "DUTCH A&A Product(s)" shall mean RF, EM, DR, PAC, and RFID SYSTEMS, TAGS and CCTV-SB.

          (g) ELECTROMAGNETIC ("EM") SYSTEMS: The term EM shall mean the electromagnetic systems and accessories manufactured currently or in the future by an entity in the DUTCH A&A Family, including such systems identified in the Product Schedule attached hereto as Exhibit __ and other products manufactured by an entity in the DUTCH A&A Family that provide equivalent functionality.

          (h) END USER: The term "End User" shall mean any entity that uses a Product for the Product's intended purpose.

          (i) RADIO FREQUENCY IDENTIFICATION ("RFID") SYSTEMS: The term RFID SYSTEMS shall mean the systems used for the detection of intelligent tags or labels using an antenna reader and accessories manufactured currently or in the future by an entity in the DUTCH A&A Family, including such systems identified in the Product Schedule attached hereto as Exhibit __ and other products manufactured by an entity in the DUTCH A&A Family that provide equivalent functionality.

          (j) PRODUCTS: The term "Product(s)" shall mean DUTCH A&A Products and SENTRY Products.

          (k) PROXIMITY ACCESS CONTROL ("PAC") SYSTEMS: The term PAC SYSTEMS shall mean the proximity access control systems and accessories manufactured currently or in the future by an entity in the DUTCH A&A Family, including such systems identified in the Product Schedule attached hereto as Exhibit __ and other products manufactured by an entity in the DUTCH A&A Family that provide equivalent functionality.

          (l) RADIO FREQUENCY ("RF") SYSTEMS: The term RF SYSTEMS shall mean the radio frequency systems and accessories manufactured currently or in the future by an entity in the DUTCH A&A Family, including such systems identified in the Product Schedule attached hereto as Exhibit __ and other products manufactured by an entity in the DUTCH A&A Family that provide equivalent functionality.

          (m) SENTRY ELECTRONIC ARTICLE SURVEILLANCE ("EAS") SYSTEMS: The term SENTRY EAS SYSTEMS shall mean:

               (i) electromagnetic systems and accessories manufactured currently or in the future by SENTRY, including such systems identified in the Product Schedule attached hereto as Exhibit __ and other products manufactured by SENTRY that provide equivalent functionality; and

               (ii) tag deactivation and reactivation systems and accessories manufactured currently or in the future by SENTRY, including such systems identified in the Product Schedule attached hereto as Exhibit __ and other products manufactured by SENTRY that provide equivalent functionality.

          (n) SentryVision(TM) SYSTEMS: The term "SentryVision SYSTEMS" shall mean travelling closed circuit television surveillance systems manufactured currently or in the future by an entity in the SENTRY Family, including such systems identified in the Product Schedule attached hereto as Exhibit __ and other products manufactured by an entity in the SENTRY that provide equivalent functionality.

          (o) SENTRY PRODUCTS: The term "SENTRY Products" shall mean SENTRY EAS SYSTEMS and SentryVision SYSTEMS.

          (p) TAG DEACTIVATION/REACTIVATION ("DR") SYSTEMS: The term DR SYSTEMS shall mean the tag deactivation and reactivation systems and accessories manufactured currently or in the future by an entity in the DUTCH A&A Family, including such systems identified in the Product Schedule attached hereto as Exhibit __ and other products manufactured by an entity in the DUTCH A&A Family that provide equivalent functionality.

          (q) TAGS: The term TAGS shall mean permanent, reusable and disposable RF, EM, hard and universal tags, labels, intelligent paper labels and etched circuits manufactured currently or in the future by an entity in the DUTCH A&A Family, including such systems identified in the Product Schedule attached hereto as Exhibit __ and other products manufactured by an entity in the DUTCH A&A Family that provide equivalent functionality.

          (r) TERM: The term "Term" shall have the meaning set forth in SECTION 9 hereof.

                 ARTICLE IV GENERAL TERMS AND CONDITIONS SECTION

SECTION 1.0  SCOPE OF THIS AGREEMENT

1.1 SCOPE: Each Party agrees to sell, and the other Party agrees to purchase, Products from for resale upon the terms and conditions set forth in this Agreement.

1.2 NON-EXCLUSIVE: Each Party acknowledges that its right to resell the Products under this Agreement is non-exclusive, and that the Party granting the right to sell Products reserves the right to sell and distribute any of its products to any customers in the world, and to appoint any third Party to do so. Further, nothing herein shall be deemed to preclude either Party from selling its own or third Party systems and accessories that are competitive with the Products.

1.3 STATUS AS INDEPENDENT CONTRACTOR: The relationship established between DUTCH A&A and SENTRY by this Agreement is that of a vendor to its vendee, and vise versa, and nothing herein contained shall be deemed to establish or otherwise create a relationship of principal and agent between DUTCH A&A and SENTRY. Each Party acting as a distributor of the Products of the other Party represents that it is an independent contractor who will not be deemed an agent for any purpose whatsoever and neither Party nor any of its agents or employees will have any right or authority to assume or create any obligation of any kind, whether express or implied, on behalf of the other Party.

1.4 DISCONTINUATION/CHANGES TO PRODUCTS: Each Party may, in its sole discretion, discontinue the sale of any of the Products and any parts/accessories thereto (except where continued availability is required by law) and make such changes affecting their form, fit or function as it, in its sole discretion, determines, by giving the other Party prior written notice thereof but without incurring any liability to such Party therefor. Each Party will provide such notice at least sixty (60) days in advance, and agrees that for any outstanding orders, it will provide Products that are greater than or equal to the discontinued Product in form, fit and function at the same or lesser price. Notwithstanding the foregoing, DUTCH A&A shall make available to SENTRY all DUTCH A&A Products and improvements that any entity within the DUTCH A&A Family sells to any Customer or any other entity in the DUTCH A&A Family, and SENTRY shall make available to DUTCH A&A all SENTRY Products and improvements that SENTRY sells to any Customer.

1.5      UPDATES TO PRODUCT SCHEDULE:

          (a) The Product Schedule, which is attached hereto as Exhibit ___ and which DUTCH A&A warrants includes a listing of all current Products and prices to be charged SENTRY for each Product, is a part of this Agreement. DUTCH A&A shall update in writing the Product Schedule to reflect new, modified and/or discontinued systems and accessories offered by DUTCH A&A within ten (10) days of any such change in product offering. DUTCH A&A shall also update in writing the Product Schedule to reflect any change in the prices. Any updated Product Schedule shall become effective after sixty (60) business days of SENTRY's receipt thereof, except that price decreases shall become effective immediately. DUTCH A&A shall fill all orders placed by SENTRY prior to the effective date of an updated Product Schedule based on the prior Product Schedule.

          (b) The Product Schedule, which is attached hereto as Exhibit ___ and which SENTRY warrants includes a listing of all current SENTRY Products and prices to be charged DUTCH A&A for each SENTRY Product, is a part of this Agreement. SENTRY shall update in writing the Product Schedule to reflect new, modified and/or discontinued systems and accessories offered by SENTRY within ten (10) days of any such change in product offering. SENTRY shall also update in writing the Product Schedule to reflect any change in the prices. Any updated Product Schedule shall become effective after sixty (60) business days of DUTCH A&A's receipt thereof, except that price decreases shall become effective immediately. SENTRY shall fill all orders placed by DUTCH A&A prior to the effective date of an updated Product Schedule based on the prior Product Schedule.

1.6 OBLIGATIONS OF DUTCH A&A: During the term of this Agreement, it will be the obligation and duty of DUTCH A&A, in addition to other duties found in this Agreement, to:

          (a) Provide SENTRY promptly with all technical information, data and quotations, which are or which in the future may become available, in order to assist SENTRY in marketing, distribution and sales of DUTCH A&A Products.

          (b) Provide access to and encourage DUTCH A&A dealers and distributors to carry and accept orders for SENTRY Products.

          (c) Assist SENTRY by giving SENTRY all necessary documents, sales manuals and price lists, which shall remain the property of DUTCH A&A (unless provided for distribution to Customers or potential customers).

          (d) DUTCH A&A shall make available to SENTRY for sale all improvements to DUTCH A&A Products created for marketing that are made during the term of this Agreement.

1.7 OBLIGATIONS OF SENTRY: During the term of this Agreement, it will be the obligation and duty of SENTRY, in addition to other duties found in this Agreement, to:

          (a) Provide DUTCH A&A promptly with all technical information, data and quotations which are or which in the future may become available, in order to assist DUTCH A&A in marketing, distribution and sales of SENTRY Products.

          (b) Assist DUTCH A&A by giving DUTCH A&A all necessary documents, sales manuals and price lists pertaining to SENTRY Products, which shall remain the property of SENTRY (unless provided for distribution to Customers or potential customers).

          (c) SENTRY shall make available to DUTCH A&A for sale all improvements to SENTRY Products created for marketing which are made during the term of this Agreement.

          (d) Provide installation, maintenance and support services on behalf of DUTCH A&A for sales of DUTCH A&A Products made by DUTCH A&A at prices and terms to be agreed upon in writing between the parties.

SECTION 2.0  SALE OF THE PRODUCTS

2.1  SALE OF RF, EM AND DR SYSTEMS

          (a) DUTCH A&A hereby agrees to sell RF, EM and DR SYSTEMS to SENTRY during the Term and grants to SENTRY the right and license to market, distribute and sell such RF, EM and DR SYSTEMS to Customers in North and South America using antennae shapes specified by DUTCH A&A (provided that the detection quality of the antennae shapes provided shall be no less than that of the antennae shapes provided by DUTCH A&A to others in the DUTCH A&A family of companies at the corresponding price levels), at prices to be determined in the sole discretion of SENTRY. DUTCH A&A shall charge SENTRY for RF, EM and DR SYSTEMS the lowest price charged by any entity in the DUTCH A&A Family to another entity in the DUTCH A&A Family at the time SENTRY places the relevant order.

          (b) DUTCH A&A hereby agrees to sell RF, EM and DR Systems to SENTRY during the Term and grants to SENTRY the rights, and license to market, distribute and sell such RF, EM and DR Systems to Dealers or Distributors anywhere in the world, at prices to be determined in the sole discretion of SENTRY, provided that SENTRY modifies the antenna shape and design and DUTCH A&A modifies the p.c. board design of such Systems. DUTCH A&A shall charge SENTRY for such RF, EM and DR Systems the lowest price charged by any entity in the DUTCH A&A Family to another entity in the DUTCH A&A Family at the time SENTRY places the relevant order. In the event that Sentry elects to purchase such modified antennae shape and modified p.c. board design systems from DUTCH A&A, Sentry agrees that it will place its orders in quantities which meet DUTCH A&A's order requirements in place from time to time for purchases of that type by buyers within or without the DUTCH A&A family of companies.

          (c) Where such RF, EM and/or DM SYSTEMS sold by DUTCH A&A to SENTRY constitute electronic components for use in antennae, DUTCH A&A hereby grants SENTRY the right and license to incorporate and install such components in SENTRY antennae and market, distribute and sell such antennae to Customers in North and South America and Dealers or Distributors anywhere in the world, via any medium, at prices to be determined in the sole discretion of SENTRY, provided that DUTCH A&A modifies the p.c. board design to be included in such systems. DUTCH A&A shall charge SENTRY for such components, the lowest price charged by any entity in the DUTCH A&A Family to another entity in the DUTCH A&A Family at the time SENTRY places the relevant order for those components. In the event that Sentry elects to purchase such components for incorporation in Sentry antennae, Sentry agrees that it will place its orders in quantities which meet DUTCH A&A's order requirements in place from time to time for purchases of that type by buyers within or without the DUTCH A&A family of companies.

          (d) At Sentry's request, DUTCH A&A shall provide SENTRY with RF, EM and DR SYSTEMS for sale in North and South America bearing a SENTRY label (including the SENTRY name trademark, logo, address and/or telephone numbers) to be supplied to DUTCH A&A by SENTRY at Sentry's expense, and not bearing any third Party or DUTCH A&A name, trademark, logo, address and telephone numbers or other indicia of source of such Products.

2.2      SALE OF PAC AND RFID SYSTEMS

          (a) DUTCH A&A hereby agrees to sell PAC and RFID SYSTEMS to SENTRY during the Term, and grants to SENTRY:

                  (1) the right and license to market, distribute and sell such PAC and RFID SYSTEMS to End Users in the United States and its territories, via any medium, and at prices to be determined in the sole discretion of SENTRY.

                  (2) the right and license to market, distribute and sell such PAC and RFID SYSTEMS to Dealers in the United States and its territories, via any medium, and at prices to be determined in the sole discretion of SENTRY, provided that such Dealers sell such PAC and RFID SYSTEMS only in connection with a sale of cameras, camera systems or Sentry's SentryVision(TM), or equivalent product.

                  (3) the right and license to market, distribute and sell PAC and RFID SYSTEMS to Dealers or Distributors outside of the United States and its territories, via any medium and at prices to be determined in the sole discretion of SENTRY, provided that such Dealers or Distributors sell such PAC and RFID SYSTEMS only in connection with a sale of cameras or camera systems.

          (b) DUTCH A&A shall charge SENTRY for PAC and RFID SYSTEMS the lowest price DUTCH A&A charges any Distributor in the relevant market (i.e., either the U.S. and its territories or outside of the U.S. and its territories) to which DUTCH A&A is shipping such Products at the time SENTRY places the relevant order.

          (c) PAC and RFID SYSTEMS sold by DUTCH A&A to SENTRY may retain such indicia of the DUTCH A&A brand as is typically included on such Products when sold to other resellers. DUTCH A&A will also include on each such PAC and RFID SYSTEMS a label, provided by SENTRY at SENTRY's expense, bearing the SENTRY name, logo, address and telephone number(s), or other indicia of source of the Products), the label being prominently placed on the Product by DUTCH A&A in a position as agreed to by the parties.

2.3      SALE OF TAGS

          (a) DUTCH A&A hereby agrees to sell TAGS to SENTRY during the Term and grants to SENTRY the right and license to market, distribute and sell such TAGS to Customers in the United States and Mexico and Distributors or Dealers worldwide which Distributors or Dealers are purchasers of Sentry Products, via any medium, and at prices to be determined in the sole discretion of SENTRY; provided, however, that Sentry shall not market, sell or distribute such tags to manufacturers of goods participating in source tagging programs, provided further, however, that Sentry shall be permitted to market, sell or distribute such tags to end-users in the United States involved in tagging goods purchased by them and distributed through their internal distribution channels.

          (b) DUTCH A&A shall charge SENTRY for the TAGS the lowest price any entity in the DUTCH A&A Family charges another entity in the DUTCH A&A Family as specified in the Product Schedule at the time SENTRY places the relevant order.

          (c) DUTCH A&A hereby grants to SENTRY during the term the right and license to manufacture and assemble and have manufactured and assembled TAGS using etched circuits designed or provided by DUTCH A&A and to market, distribute and sell such TAGS to Customers worldwide, via any medium, and at prices to be determined in the sole discretion of SENTRY.

          (d) SENTRY acknowledges that DUTCH A&A may not be able to immediately provide SENTRY with RF labels, however, DUTCH A&A shall use reasonable commercial efforts to make RF labels available to SENTRY as soon as possible.

2.4   SALE OF CCTV-SB

          (a) DUTCH A&A hereby agrees to sell CCTV-SB to SENTRY during the Term and grants to SENTRY the right and license to market, distribute and sell CCTV-SB designed specifically for SENTRY with their own label on it to Customers in the United States and to Dealers or Distributors worldwide, via any medium and at prices determined in the sole discretion of SENTRY.

          (b) DUTCH A&A shall charge SENTRY for the CCTV-SB the lowest price charged by an entity of the DUTCH A&A Family to another entity in the DUTCH A&A Family, as specified in the Product Schedule at the time SENTRY places the relevant order.

2.5      SALE OF SENTRY PRODUCTS

          (a) SENTRY hereby agrees to sell SENTRY Products to DUTCH A&A during the Term and grants to DUTCH A&A the right and license to market, distribute and sell such SENTRY Products to Customers in any country in which SENTRY has no [existing] Distributor or Dealer, as identified in Exhibit __ hereto, at prices to be determined in the sole discretion of DUTCH A&A. SENTRY shall charge DUTCH A&A for SENTRY Products the lowest price charged by SENTRY to its Distributors or Dealers at the time DUTCH A&A places the relevant order. All such SENTRY Products shall be sold to and by DUTCH A&A solely with SENTRY's name, trademarks, logos, address, telephone number(s) and other indicia of source, without any reference to DUTCH A&A.

          (b) SENTRY shall have the right in its sole discretion to establish new Distributors or new Dealers in countries anywhere in the world.

SECTION 3.0  INTELLECTUAL PROPERTY

3.1 TRADEMARKS: Each Party acknowledges the validity of trade names and trademarks ("Trademarks")of the other Party and that each Party shall NOT, as a result of this Agreement, have any ownership right to or interest in any trade names or trademarks owned, used or claimed now or in the future by the other Party. Notwithstanding the foregoing, DUTCH A&A grants SENTRY, for the Term, the right to use DUTCH A&A's relevant Trademarks in conjunction with the marketing, distribution and sale of the DUTCH A&A Products as provided for herein, and SENTRY grants DUTCH A&A, for the Term, the right to use SENTRY's relevant Trademarks in conjunction with the marketing, distribution and sale of SENTRY Products as provided for herein.

3.2      PATENTS AND OTHER RIGHTS:

          (a) SENTRY acknowledges that certain of the DUTCH A&A Products may be covered by DUTCH A&A domestic and/or foreign patents and other intellectual property ("DUTCH A&A IP Rights"), and that SENTRY shall not, as a result of this Agreement, have any ownership right or interest in such DUTCH A&A IP Rights. Notwithstanding the foregoing, DUTCH A&A grants to SENTRY for the Term hereof a paid-up, royalty-free, non-exclusive license to use and sell DUTCH A&A Products embodying the DUTCH A&A IP Rights as provided for herein.

          (b) DUTCH A&A acknowledges that certain of the SENTRY Products may be covered by SENTRY domestic and/or foreign patents and other intellectual property (" SENTRY IP Rights"), and that DUTCH A&A shall not, as a result of this Agreement, have any ownership right or interest in such SENTRY IP Rights. Notwithstanding the foregoing, SENTRY grants to DUTCH A&A for the Term hereof a paid-up, royalty-free, non-exclusive license to use and sell SENTRY Products embodying the SENTRY IP Rights as provided for herein

SECTION 4.0  SHIPMENTS

4.1 SHIPMENTS: Each Party shall ship Products to the other purchasing Party FOB a destination selected by the selling Party, who shall bear all shipping costs incident to shipment of the Products. The selling Party shall select the method of shipment and the carrier.

4.2 TITLE AND RISK OF LOSS: Title to all of the Products sold by either party to the other shall pass upon delivery of the products at the FOB destination.

4.3 ALLOCATION/TIME OF DELIVERY: Except as noted in SECTION 2.3(e), each Party shall make Products available to the other Party and fill orders in such quantity and in such time frame as the Party owning the Products provides to its other customers. Notwithstanding the foregoing, each Party agrees to fill all orders within [thirty (30)] business days from receipt, provided that if a selling Party cannot fill an order within such time, then the Party will notify the other Party in writing within five (5) business days of receipt of the order of an estimated delivery date. The Party ordering such Products may cancel without liability all orders that are unfilled and for which the selling Party provides such notice. Each Party will make best effort, to provide forecast and scheduled delivery dates to the other on a periodic basis.

4.4 SEPARATE TRANSACTION: Each order for the Products under this Agreement shall be deemed a separate transaction and each shipment of the Products by will constitute a separate sale.

4.5 STOP SHIPMENTS/ORDERS: Each Party selling Products to the purchasing Party may, in its sole discretion, upon written notice to the other Party, cancel any orders previously accepted by the selling Party or delay the delivery of any of the Products covered thereby if the purchasing Party defaults in any of its obligations under this Agreement. Each Party may, in its sole discretion, upon written notice to the other Party, cancel any open orders for which Products covered thereby have not been shipped if such other Party defaults in any of its obligations under this Agreement.

SECTION 5.0  CREDIT; PAYMENT AND INDEBTEDNESS

5.1 MAINTENANCE OF CREDIT LINE: SENTRY may maintain a credit line to support its purchases of the Products and to pay any indebtedness to DUTCH A&A when due. DUTCH A&A may, in its sole discretion, either generally or with respect to any specific SENTRY order, vary, change or limit the amount or duration of credit allowed to SENTRY. SENTRY will make available to DUTCH A&A such statements of its financial condition as DUTCH A&A may, from time to time, reasonably request.

5.2 PAYMENT TERM: Unless otherwise agreed to in writing by the Parties, payment terms are net thirty (30) days from the date of invoice subject to any applicable credit limits determined by DUTCH A&A, as provided for in SECTION 5.1.

SECTION 6.0  REPRESENTATIONS AND WARRANTIES

6.1      WARRANTIES:

          (a) DUTCH A&A guarantees to SENTRY and to Customers of SENTRY that DUTCH A&A Products sold by DUTCH A&A hereunder will be free from defects in materials and workmanship for a period of ninety (90) days from the date of installation of DUTCH A&A Products sold to Customers, with the exception of CCTV-SB, which shall be guaranteed for a period of one (1) year. This guarantee is only valid for DUTCH A&A Products that are correctly installed in accordance with DUTCH A&A's instructions for installation and that are installed for use. DUTCH A&A does not guarantee against damage that is due to insufficient DUTCH A&A Product maintenance, DUTCH A&A Product changes made without the written consent of DUTCH A&A or Product repairs that are done incorrectly. Notwithstanding anything contained herein to the contrary, the foregoing is the only warranty or representation, and the sole basis for liability, respecting quality, performance, defects, repair, delivery and replacement of the DUTCH A&A Products. SENTRY shall not warrant or represent that DUTCH A&A warrants or guarantees any DUTCH A&A Product except as provided herein. Additionally, in the event of a defect in material or workmanship in DUTCH A&A Product sold hereunder, DUTCH A&A will repair or replace the same pursuant to subparagraph
(b) below. Subject to SECTION 6.3, DUTCH A&A's liability (except as to title) arising out of the sale, use or operation of DUTCH A&A Products, whether by reason of warranty, contract, negligence or otherwise (including claims for consequential or incidental damages), shall not in any event exceed the cost of furnishing a replacement for the defective DUTCH A&A Product as herein provided.

          (b) For DUTCH A&A Products subject to the foregoing guarantee, DUTCH A&A will repair the defective DUTCH A&A Products and, if necessary, replace components, free of charge. SENTRY shall return the parts to be repaired or replaced by DUTCH A&A. The transport costs to DUTCH A&A will be paid by SENTRY and return costs will be paid by DUTCH A&A.

          (c) SENTRY guarantees to DUTCH A&A and to Customers of DUTCH A&A that SENTRY Products sold by SENTRY hereunder will be free from defects in materials and workmanship for a period of ninety (90) days from the date of installation of SENTRY Products sold to Customers, with the exception of SENTRYVISION SYSTEMS, which shall be guaranteed for (1) year. This guarantee is only valid for Products that are correctly installed in accordance with SENTRY's instructions for installation and that are installed for use. SENTRY does not guarantee against damage that is due to insufficient SENTRY Product maintenance, SENTRY Product changes made without the written consent of SENTRY or SENTRY Product repairs that are done incorrectly. Notwithstanding anything contained herein to the contrary, the foregoing is the only warranty or representation, and the sole basis for liability, respecting quality, performance, defects, repair, delivery and replacement of the SENTRY Products. DUTCH A&A shall not warrant or represent that SENTRY warrants or guarantees any SENTRY Product except as provided herein. Additionally, in the event of a defect in material or workmanship in SENTRY Product sold hereunder, SENTRY will repair or replace the same pursuant to subparagraph (d) below. Subject to SECTION 6.3, SENTRY's liability (except as to title) arising out of the sale, use or operation of SENTRY Products, whether by reason of warranty, contract, negligence or otherwise (including claims for consequential or incidental damages), shall not in any event exceed the cost of furnishing a replacement for the defective SENTRY Product as herein provided.

          (d) For SENTRY Products subject to the foregoing guarantee, SENTRY will repair the defective SENTRY Products and, if necessary, replace components, free of charge. DUTCH A&A shall return the parts to be repaired or replaced by SENTRY. The transport costs to SENTRY will be paid by DUTCH A&A and return costs will be paid by SENTRY.

6.2 MUTUAL WARRANTIES: Each Party represents and warrants to the other that (i) it has the right and power to enter into and fully perform the obligations it has undertaken in this Agreement; (ii) it is not under any obligations, contractual or otherwise, to any other entity that might conflict, interfere, or be inconsistent with any of the provisions of this Agreement; and (iii) it shall comply with all federal, state and local laws, rules and regulations necessary for it to perform its obligations under this Agreement.

6.3      INTELLECTUAL PROPERTY INDEMNIFICATION:

          (a) DUTCH A&A agrees to protect, defend, hold harmless and indemnify SENTRY and its Customers from and against any and all liabilities, damages and actions (including reasonable attorney's fees) arising out of any claim that the DUTCH A&A Products infringe any patent, trademark, copyright or other intellectual property right of third parties. Such indemnity, however, is specifically exclusive of any such claims which arise or result from unauthorized alteration of the DUTCH A&A Products as furnished by DUTCH A&A; use of the DUTCH A&A Products furnished by DUTCH A&A in the manner for which the same were neither designed nor contemplated; or a patent, trademark or copyright in which SENTRY or an affiliate or subsidiary of SENTRY has any direct or indirect interest by license or otherwise. This indemnification and hold harmless provision shall extend only to damages and costs assessed against SENTRY embodied in a final judgment by a court of competent jurisdiction holding that such DUTCH A&A Products constitute a patent, trademark or copyright infringement or damages and costs incurred by SENTRY as a result of a settlement entered into with the prior written consent of DUTCH A&A. DUTCH A&A will be promptly notified by SENTRY of any suit or threat of suit as to which DUTCH A&A may have obligations under the above provisions and be given reasonable opportunity to defend the same. SENTRY shall reasonably cooperate with DUTCH A&A with regard to the defense of any suit or threatened suit and DUTCH A&A shall have, at its sole expense, authority to settle or otherwise dispose of any such suit or threatened suit, and to appeal any judgment which may be entered.

          (b) If, in any such suit, an injunction is issued against the further use of said DUTCH A&A Product, or any part thereof, DUTCH A&A will, at its expense and option, (i) procure for SENTRY and its Customers the right to continue using said DUTCH A&A Product, (ii) replace the same with a non-infringing DUTCH A&A Product providing equivalent or better functionality and performance, (iii) modify it so that it becomes non-infringing, or (iv) remove the DUTCH A&A Product and refund the price paid to DUTCH A&A for such DUTCH A&A Product. In the case of replacement or modification of the DUTCH A&A Product pursuant to clause (ii) m or (iii) above, the modified or replaced DUTCH A&A Product shall have substantially the same performance characteristics as the infringing DUTCH A&A Products.

          (c) SENTRY agrees to protect, defend, hold harmless and indemnify DUTCH A&A and its Customers from and against any and all liabilities, damages and actions (including reasonable attorney's fees) arising out of any claim that the SENTRY Products infringe any patent, trademark, copyright or other intellectual property right of third parties. Such indemnity, however, is specifically exclusive of any such claims which arise or result from unauthorized alteration of the SENTRY Products as furnished by SENTRY; use of the SENTRY Products furnished by SENTRY in the manner for which the same were neither designed nor contemplated; or a patent, trademark or copyright in which DUTCH A&A or an affiliate or subsidiary of DUTCH A&A has any direct or indirect interest by license or otherwise. This indemnification and hold harmless provision shall extend only to damages and costs assessed against DUTCH A&A embodied in a final judgment by a court of competent jurisdiction holding that such SENTRY Products constitute a patent, trademark or copyright infringement or damages and costs incurred by DUTCH A&A as a result of a settlement entered into with the prior written consent of SENTRY. SENTRY will be promptly notified by DUTCH A&A of any suit or threat of suit as to which SENTRY may have obligations under the above provisions and be given reasonable opportunity to defend the same. DUTCH A&A shall reasonably cooperate with SENTRY with regard to the defense of any suit or threatened suit and SENTRY shall have, at its sole expense, authority to settle or otherwise dispose of any such suit or threatened suit, and to appeal any judgment which may be entered.

          (d) If, in any such suit, an injunction is issued against the further use of said SENTRY Product, or any part thereof, SENTRY will, at its expense and option, (i) procure for DUTCH A&A and its Customers the right to continue using said SENTRY Product, (ii) replace the same with a non-infringing SENTRY Product providing equivalent or better functionality and performance, (iii) modify it so that it becomes non-infringing, or (iv) remove the SENTRY Product and refund the price paid to SENTRY for such SENTRY Product. In the case of replacement or modification of the Product pursuant to clause (ii) m or (iii) above, the modified or replaced SENTRY Product shall have substantially the same performance characteristics as the infringing SENTRY Products.

SECTION 7.0  PRODUCT INDEMNITIES

7.1 MUTUAL: Subject to the foregoing, each Party selling a Product to the other Party shall indemnify and hold harmless the other Party and its officers, directors and employees from and against any claims, suits, liabilities, losses, fines, penalties, damages and expenses (including reasonable attorneys' and experts' fees and costs) for personal injury or property damage arising solely from or incident to the selling Party's Products, without causation due to a Product of the purchasing Party, and/or the purchasing Party's breach of its obligations or responsibilities under this Agreement.

7.2 INSURANCE: Each Party shall provide to the other Party a current Certificate of Insurance in an amount not less than one million U.S. dollars (US$1,000,000) evidencing such Party's product liability insurance which Certificate names the other Party as an additional insured under said policy. Said policy will provide that such named Party will be given ten (10) days' written notice of termination of said policy. In the event that a Party's insurance carrier does not defend and indemnify any third Party action pursuant to any obligation said insurance carrier may have undertaken as a result of its issuance of such Certificate of Insurance, or in the event any third Party claim exceeds the insurance limits set forth in this paragraph, the Party holding the policy agrees to protect, defend, hold harmless and indemnify the other Party against any and all liabilities, damages and actions, directly and solely arising out of any personal injury or property damage to a third Party from its use of the Products purchased hereunder.

SECTION 8.0  LIMITATION ON LIABILITY

EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 6.0 AND 7.0, THE LIABILITY OF EITHER PARTY, IF ANY, AND THE OTHER PARTY'S SOLE AND EXCLUSIVE REMEDY FOR DAMAGES FOR ANY CLAIM OF ANY KIND WHATSOEVER WITH RESPECT TO ANY ORDER FOR, OR DELIVERY OF, THE PRODUCTS OR WITH RESPECT TO ANY OF THE PRODUCTS COVERED THEREBY, AND REGARDLESS OF THE LEGAL THEORY OR THE DELIVERY OR NON-DELIVERY OF THE PRODUCTS, SHALL NOT BE GREATER THAN THE ACTUAL PURCHASE PRICE OF THE PRODUCTS WITH RESPECT TO WHICH SUCH CLAIM IS MADE, WITH THE EXCEPTION OF INTEREST OR LATE PENALTIES DUE IN RESPECT OF PAYMENT FOR PRODUCTS SHIPPED AND DELIVERED TO SENTRY. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, COMPENSATION, REIMBURSEMENT OR DAMAGES ON ACCOUNT OF THE LOSS OF PRESENT OR PROSPECTIVE PROFITS, EXPENDITURES, INVESTMENTS OR COMMITMENTS, WHETHER MADE IN THE ESTABLISHMENT, DEVELOPMENT OR MAINTENANCE OF BUSINESS REPUTATION OR GOODWILL, FOR LOSS OF DATA, COST OF SUBSTITUTE PRODUCTS, COST OF CAPITAL, AND THE CLAIMS OF ANY THIRD PARTY, OR FOR ANY OTHER REASON WHATSOEVER.

SECTION 9.0  TERM AND TERMINATION

9.1 TERM: This Agreement shall begin on the Effective Date and continue for a period of two years, expiring on the second anniversary of the Effective Date unless earlier terminated for cause ("Term"). If DUTCH A&A has not taken a total of 51% or greater equity interest in SENTRY at the conclusion of the initial two-year Term, then the Term shall automatically be extended for an additional two years, which shall be considered part of the Term.

9.2 TERMINATION FOR CAUSE: Either Party may terminate this Agreement by giving the other notice if such other Party: a) defaults in the performance of any of its obligations under any of the terms or conditions of this Agreement, which default is not remedied within thirty (30) days after written notice thereof; or, b) defaults in the performance of an of its obligations under the terms and conditions of this Agreement which default by its nature, cannot be remedied; or, c) engages directly or indirectly in any attempt to defraud the Party issuing such notice; or, d) is unable to pay all of its debts as they become due or becomes insolvent, or makes an assignment for the benefit of its creditors; or, e) is liquidated or dissolved or if any proceedings are commenced by, for or against it under any bankruptcy, insolvency, reorganization of debts or debtors relief law, or law providing for the appointment of a receiver or trustee in bankruptcy.

9.3 EXCESS INVENTORY: Notwithstanding anything to the contrary, upon the termination or expiration of this Agreement, each Party shall have the right to market, distribute and sell all Products that such Party purchased under this Agreement prior to such termination or expiration.

9.4 SURVIVING OBLIGATIONS AND LIMITATIONS: Neither the termination nor expiration of this Agreement nor the termination of any of the agreements referred to in this Section shall release either Party from the obligation to pay any monies that may be owing to the other Party, release either Party from the obligation to fill any accepted orders or operate to discharge any other liability that had been incurred by either Party prior to any such termination or expiration. Sections 6, 7, 9.3, 9.4, 11.4, 11.5, 11.7 hereof shall survive termination or expiration of this Agreement. Any other provision herein which by its nature is indicated or intended to extend beyond the expiration or termination of this Agreement shall survive any expiration or termination of this Agreement.

SECTION 10.0  NOTICES

10.1 CHANGE IN NAME OR ADDRESS: Each Party shall give the other prompt notice in writing of any change in the: (a) name of the Party, or, (b) address of the Party principal office from that first set forth above.

10.2 METHOD OF TRANSMISSION: Any notices given under this Agreement shall be in writing and will be deemed to have been sufficiently given when delivered by hand or sent by facsimile transmission (which is acknowledged by the recipient), overnight courier service or by certified or registered mail, postage and other charges prepaid, to the parties at the addresses first above written or as subsequently changed by notice duly given. The date of mailing any written notice will be deemed the date on which such notice is given unless otherwise specified in the notice.

SECTION 11.0  GENERAL

11.1 EXPORT: Neither Party purchasing Products hereunder shall export the Products covered by this Agreement in violation of U.S. export laws and regulations. Where a purchasing Party ships the Products overseas after receiving them from the other Party, such purchasing Party will be solely responsible for compliance with and the obtaining of any required export licenses. Where DUTCH A&A ships Products overseas to SENTRY or SENTRY's Customer(s), DUTCH A&A shall be solely responsible for compliance with and the obtaining of any required export license.

11.2 ASSIGNMENT: Neither Party may assign or otherwise transfer this Agreement or any interest or right hereunder or delegate the performance of any of its obligations hereunder to any third Party without the prior written consent of the other Party, which consent will not be unreasonably withheld, except that
(1) DUTCH A&A may assign its accounts receivable generated by this Agreement upon commercially reasonable written notice thereof to SENTRY, (2) either Party may assign this Agreement in connection with the sale of such Party, and (3) DUTCH A&A shall have the right to assign this Agreement to any entity which succeeds to a majority of the identification, access control and anti-theft electronic article surveillance systems business and assets of DUTCH A&A. Any such unauthorized attempted assignment, transfer or delegation without the prior written consent of the other, will be deemed null and void.

11.3 WAIVERS: Waiver by either Party of any default, or either Party's failure to enforce any of the terms and conditions of this Agreement shall not in any way affect, limit or waive such Party's right thereafter to enforce and compel strict performance of every term and condition hereof.

11.4 NON-EXCLUSIVENESS; REMEDIES: Any specific right or remedy provided in this Agreement shall not be exclusive but will be cumulative of all other rights and remedies set forth herein and allowed at law.

11.5 CONFIDENTIALITY: Each Party acknowledges that in the course of the parties performing their obligations hereunder each Party may come into contact with and receive certain confidential information regarding the other Party, including such Party's current and future business and technology (the "Confidential Information"). Each Party will use commercially reasonable efforts to maintain the confidentiality of, and prevent the unauthorized use or disclosure of, any Confidential Information of the other which comes into its possession, or the possession of its respective employees, agents, and contractors (provided that this provision shall not apply to information that: (a) is already known to the Party receiving the information at the time of its disclosure, free of any obligation to keep it confidential; (b) is or becomes publicly known through no wrongful act of the Party receiving the information; (c) is received from a third Party without similar restrictions and without breach of this Agreement; or (d) is independently developed by recipient by persons without access to the Confidential Information and without reference to any Confidential Information). Notwithstanding the foregoing, each Party may disclose the other's Confidential Information to the extent required by law, court order, regulation or government agency, provided such disclosing Party gives the other Party prior written notice of such anticipated disclosure as soon as reasonably possible.

11.6 HEADINGS: The headings of Articles and Sections in this Agreement are for convenience and reference only, and they shall in no way define, limit, or describe the scope of the provisions or be considered in the interpretation, construction or enforcement hereof.

11.7 GOVERNING LAW AND VENUE: This Agreement shall be interpreted, construed and enforced in accordance with the local law of the Country of the Netherlands. If DUTCH A&A initiates any litigation against SENTRY, it shall only bring such action or suit in the federal or state court with appropriate jurisdiction over the subject matter established or sitting in the Country of the Netherlands. If SENTRY initiates any litigation against DUTCH A&A, it shall only bring such action or suit in the federal or state court with appropriate jurisdiction over the subject matter established or sitting in the Country of the Netherlands. The parties shall not raise in connection therewith, and hereby waive, and any defenses based upon the venue, the inconvenience of the forum, the lack of personal jurisdiction, or the like in any such action or suit brought in such states.

11.8 INVALIDITY: If and to the extent that any term or condition of this Agreement is specifically determined by any court to be in whole or in part invalid or unenforceable, then this Agreement shall be immediately terminated upon such determination. However, such termination will not operate to discharge either Party from the obligation to pay the other Party any sum due such other Party or discharge any liability that had been incurred prior thereto.

11.9 INCORPORATION/ ENTIRETY OF AGREEMENT: This Agreement supersedes, terminates and otherwise renders null and void any and all prior written and/or oral agreements between SENTRY and DUTCH A&A with respect to the matters herein expressly set forth, except that nothing herein contained shall be construed as intended to relieve or release either Party from its obligation to make payment of any monies which either Party may owe to the other Party. This Agreement represents and incorporates the entire understanding of the parties hereto with respect to the matters herein expressly set forth and each Party acknowledges that there are no warranties, representations, covenants or understandings of any kind, nature or description whatsoever made by either Party to the other, except as are herein expressly set forth. This Agreement may be modified only by a written instrument signed by the parties to this Agreement, which instrument makes specific reference to this Agreement and the changes to be made hereto.

11.10 FORCE MAJEURE: NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY DELAY IN THE PERFORMANCE OF ANY OF ITS OBLIGATIONS HEREUNDER DUE TO ACTS OF GOD, ACTS OF CIVIL OR MILITARY AUTHORITIES, FIRES, LABOR DISTURBANCES, FLOODS, EPIDEMICS, GOVERNMENTAL RULES OR REGULATIONS, WAR, RIOT, DELAYS IN TRANSPORTATION OR SHORTAGES IN RAW MATERIALS OR OTHER PRODUCTS. THIS SECTION SHALL NOT RELIEVE OR RELEASE EITHER PARTY FROM ITS OBLIGATION TO MAKE PAYMENT WHEN DUE OF ANY MONIES WHICH EITHER PARTY MAY OWE TO THE OTHER.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

DUTCH A&A HOLDING B.V.                        SENTRY TECHNOLOGY CORPORATION

By:  _______________________________          By:


Name:_______________________________          Name:


Title:______________________________          Title: